As filed with the Securities and Exchange Commission on September 23, 2002

Registration No. 333-97225

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 3 to
FORM S-3
Registration Statement Under the Securities Act of 1933

Jurisdiction of
Names of	Incorporation	I.R.S. Employer
Co-Registrants	or Organization	Identification No.

M.D.C. HOLDINGS, INC	Delaware	84-0622967
RICHMOND AMERICAN HOMES OF CALIFORNIA, INC	Colorado	77-0084376
RICHMOND AMERICAN HOMES OF MARYLAND, INC	Maryland	52-0814857
RICHMOND AMERICAN HOMES OF NEVADA, INC	Colorado	88-0227698
RICHMOND AMERICAN HOMES OF VIRGINIA, INC	Virginia	54-0570445
RICHMOND AMERICAN HOMES OF ARIZONA, INC	Delaware	86-0277026
RICHMOND AMERICAN HOMES OF COLORADO, INC	Delaware	84-1256155
M.D.C. LAND CORPORATION	Colorado	84-0831548
RAH OF TEXAS, LP	Colorado	81-0545696
RAH TEXAS HOLDINGS, LLC	Colorado	35-2175328
RICHMOND AMERICAN CONSTRUCTION, INC	Delaware	86-0540418
RICHMOND AMERICAN HOMES OF CALIFORNIA (INLAND EMPIRE), INC	Colorado	84-1590389
RICHMOND AMERICAN HOMES OF TEXAS, INC	Colorado	75-2115660
RICHMOND AMERICAN HOMES OF UTAH, INC	Colorado	02-0574838
RICHMOND AMERICAN HOMES OF WEST VIRGINIA, INC	Colorado	54-2019401

3600 S. Yosemite Street, Suite 900
Denver, Colorado 80237
(303) 773-1100
(Address, including zip code and telephone number, including area code, of registrant’s principal executive office)

Joseph H. Fretz, Esq.
Secretary and Corporate Counsel
3600 S. Yosemite Street, Suite 900
Denver, Colorado 80237
(303) 773-1100
(Name, address, including zip code and telephone number, including area code, of agent for service)

With a copy to:
Stephen E. Brilz, Esq.
Holme Roberts & Owen LLP
1700 Lincoln Street, Suite 4100
Denver, Colorado 80203
(303) 861-7000

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement, as determined by market conditions.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. ☒

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

     Pursuant to Rule 429 under the Securities Act of 1933, this registration statement contains a combined prospectus that also relates to $300,000,000 of other securities registered on Forms S-3, registration nos. 333-81223, 333-70381 and 333-36631, which have not been offered or sold as of the date of the filing of this registration statement and for which MDC previously paid registration fees of $139,559. This registration statement constitutes a post-effective amendment to the prior related registration statements, pursuant to which the total amount of unsold previously registered securities may be offered and sold as any of the securities registered hereunder, and such post-effective amendment shall hereafter become effective concurrently with the effectiveness of this registration statement and in accordance with Section 8(c) of the Securities Act of 1933. If the previously registered securities are offered and sold prior to the effective date of this registration statement, the amount of previously registered securities so sold will not be included in the prospectus hereunder.

     The co-registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the co-registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

M.D.C. Holdings, Inc.
Use of Proceeds
Ratios of Earnings to Fixed Charges
Description of Common Stock
Description of Preferred Stock
Description of the Debt Securities
Book-Entry Issuance
Plan of Distribution
Legal Matters
Experts
WHERE YOU CAN FIND MORE INFORMATION
Incorporation of Certain Documents by Reference
Consolidated Financial Statements
PART II
ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.
ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
ITEM 16. EXHIBITS.
ITEM 17. UNDERTAKINGS.
SIGNATURES
EX-23.1 -- Consent of Ernst & Young, LLP
EX-23.2 -- Consent of PricewaterhouseCoopers LLP

[MDC Logo]

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer is not permitted.

Prospectus subject to completion,
              , 2002

M.D.C. HOLDINGS, INC.
3600 S. YOSEMITE STREET
SUITE 900
DENVER, COLORADO 80237
(303) 773-1100

$750,000,000

     The following are types of securities that we may offer and sell under this prospectus:

- common stock	- debt securities
- preferred stock

     We may offer these securities separately or as units which may include other securities. We will describe in a prospectus supplement, which must accompany this prospectus, the securities we are offering and selling, as well as the specific terms of the securities. Those terms may include:

- Maturity	- Redemption terms
- Interest rate	- Listing on a securities exchange
- Sinking fund terms	- Amount payable at maturity
- Currency of payments	- Guarantees by some of our subsidiaries

     The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     Our common stock, par value $0.01 per share, trades on the New York Stock Exchange and the Pacific Stock Exchange under the symbol “MDC.”

     We may offer the securities in amounts, at prices and on terms determined at the time of offering. We may sell the securities directly to you, through agents we select, or through underwriters and dealers we select. If we use agents, underwriters or dealers to sell the securities, we will name them and describe their compensation in a prospectus supplement.

              , 2002

M.D.C. Holdings, Inc.	2
Use of Proceeds	3
Ratios of Earnings to Fixed Charges	3
Description of Common Stock	3
Description of Preferred Stock	6
Description of the Debt Securities	7
Book-Entry Issuance	11
Plan of Distribution	13
Legal Matters	15
Experts	15
WHERE YOU CAN FIND MORE INFORMATION	15
Incorporation of Certain Documents by Reference	16
Consolidated Financial Statements	F-1

M.D.C. Holdings, Inc.

     M.D.C. Holdings, Inc., or MDC, is a Delaware corporation which was formed in 1972. Our primary business is owning and managing subsidiary companies which build homes under the name “Richmond American Homes.” We also own and manage HomeAmerican Mortgage Corporation which originates mortgage loans, primarily for our homebuyers, American Home Insurance Agency Inc., which sells casualty insurance products to our homebuyers and American Home Title and Escrow, Inc. which provides title insurance and closing services for our customers. Unless specifically stated otherwise, references in this prospectus or any prospectus supplement to “we,” “us” or “our” include only MDC, and not our subsidiaries.

The Homebuilding Companies

     MDC, whose subsidiaries build homes under the name “Richmond American Homes,” is one of the largest homebuilders in the United States. We are a major regional homebuilder with a significant presence in some of the country’s best housing markets. Richmond American Homes is the largest homebuilder in Colorado; among the top five homebuilders in northern Virginia, Phoenix, Tucson and Las Vegas; and among the top ten homebuilders in suburban Maryland, Southern California and Northern California; and has recently entered the Salt Lake City and Dallas/Fort Worth markets.

Our Homebuilding Strategy

     We focus on building quality homes at affordable prices. Most of our home buyers are buying either their first or second home.

Home Selling Prices

     Most of our homes range in price from approximately $70,000 to $435,000, although some homes we build sell for more than $1,000,000. In the first six months of 2002, the average selling price of our homes was $259,500 compared with $246,300 in the first six months of 2001.

HomeAmerican Mortgage Corporation

     Our mortgage company provides mortgage loans to most of our home buyers. For the convenience of the home buyers, we have loan offices in all of the locations where we build homes.

Location of Executive Offices

     The principal executive offices of MDC are at 3600 South Yosemite Street, Suite 900, Denver, Colorado 80237 (telephone (303) 773-1100). We also offer homes and mortgages through our Internet web site.

     You can obtain additional information about us in the reports and other documents incorporated by reference in this prospectus. See “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

Use of Proceeds

     Except as may otherwise be described in the prospectus supplement relating to an offering of securities, we will use the net proceeds from the sale of the securities offered under this prospectus and the prospectus supplement primarily in our real estate acquisition and development and homebuilding activities. We will use the remainder of the net proceeds for general corporate purposes. We will determine any specific allocation of the net proceeds of an offering of securities to a specific purpose at the time of the offering and will describe the allocation in the related prospectus supplement.

Ratios of Earnings to Fixed Charges

     The following table sets forth our consolidated ratios of earnings to fixed charges for the periods shown. In computing the ratio of earnings to fixed charges, fixed charges consist of homebuilding and corporate interest expense plus:

•	amortization and expensing of debt expenses;

•	amortization of discount or premium relating to indebtedness; and

•	capitalized interest.

Earnings are computed by adding fixed charges, except capitalized interest, and amortization of previously capitalized interest during the period to pretax earnings from continuing operations. To date we have not issued any preferred stock. Therefore, the ratios of earnings to combined fixed charges and preferred stock dividend requirements are the same as the ratios of earnings to fixed charges presented below.

	Six Months Ended	Fiscal Year Ended December 31,
	June 30, 2002	2001	2000	1999	1998	1997

Ratio of earnings to fixed charges (unaudited)	9.90	10.07	7.73	7.50	5.07	2.55

Description of Common Stock

     MDC has authorized 100,000,000 shares of common stock. At June 30, 2002, we had approximately 27,044,000 shares outstanding. Common stockholders have one vote for each share held of record in any stockholder vote. Common stockholders do not have cumulative voting rights in the election of directors. The board of directors is divided into three classes. The members of each class serve a three-year term.

     MDC is subject to Section 203 of the Delaware General Corporation Law, which limits the ability of a publicly held Delaware corporation to consummate a “business combination” with an “interested stockholder” for a period of three years after the date such person became an “interested stockholder” unless:

•	before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination.

•	upon consummation of the transaction that resulted in the interested stockholder’s becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding shares held by directors who are also officers of the corporation and certain shares held by employee stock plans); or

•	following the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of 66-2/3% of the outstanding voting stock of the corporation not owned by the interested stockholder.

An “interested stockholder” generally is defined as a person who, together with affiliates and associates, owns (or, within the prior three years, owned) 15% or more of a corporation’s outstanding voting stock. For purposes of Section 203, the term “business combination” is defined broadly to include:

•	mergers with or caused by the interested stockholder;

•	sales or other dispositions to the interested stockholder (except proportionately with the corporation’s other stockholders) of assets of the corporation or a subsidiary equal to 10% or more of the aggregate market value of the corporation’s consolidated assets or its outstanding stock;

•	the issuance or transfer by the corporation or a subsidiary of stock of the corporation or such subsidiary to the interested stockholder (except for transfers in a conversion or exchange or a pro rata distribution or other transactions that do not increase the interested stockholder’s proportionate ownership of any class or series of the corporation’s or such subsidiary’s stock); or

•	receipt by the interested stockholder (except proportionately as a stockholder), directly or indirectly, of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation or a subsidiary.

     Our Certificate of Incorporation contains provisions similar to Section 203 of the Delaware General Corporation Law. These provisions require that the holders of 80% of the shares of outstanding voting stock must approve business combinations with or proposed by an interested stockholder, which includes a beneficial owner of 10% of the outstanding shares of voting stock of MDC. This approval is not required if the transaction is approved by a majority of the continuing directors, which means those directors unaffiliated with the interested stockholder and serving prior to the interested stockholder becoming an interested stockholder, or if minimum price requirements are met.

     The types of business combinations covered by these provisions include:

•	mergers and consolidations with an interested stockholder;

•	the transfer by us of $15,000,000 or more of assets or securities to an interested stockholder;

•	any proposal for our liquidation or dissolution; or

•	any transaction which has the effect of increasing an interested stockholder’s proportionate ownership of our capital stock.

The same provisions also apply to any amendment to our bylaws that is proposed by an interested stockholder.

     In the case of any business combination with an interested stockholder involving payments to holders of common stock, the fair market value per share of the payments would have to be at least equal to the highest of the following:

•	the highest price per share of the common stock paid by the interested stockholder during the two years before the public announcement of the proposed business combination or in the transaction in which it became an interested stockholder, whichever is higher; and

•	the fair market value per share of the common stock on the date of the public announcement of the proposed business combination or on the date on which the interested stockholder became an interested stockholder, whichever is higher.

“Fair market value” is the highest stock exchange closing price or closing bid in the 30 days preceding the date in question, and, in the case of other property, the fair market value as determined by a majority of the continuing directors.

     All other action by the common stockholders requires:

•	that a majority of the shares be present at a meeting and

•	that a majority of the shares present vote for the action.

     Larry A. Mizel, our Chairman of the Board of Directors and Chief Executive Officer, and David D. Mandarich, our President and Chief Operating Officer, together beneficially own more than 20% of the outstanding common stock and so have the ability to veto any 80% stockholder vote.

     We will pay dividends on the common stock when declared by our board of directors from funds legally available. Our board of directors declared a dividend of $.08 per share on July 22, 2002, payable on August 21, 2002 to stockholders of record on August 7, 2002. On liquidation of MDC, holders of common stock will share in all assets remaining after payment of liabilities, subject to the rights of any outstanding preferred stock. The shares of common stock are not redeemable or convertible, and the holders of common stock have no preemptive or subscription rights to purchase any of our securities.

     The transfer agent for the common stock is Continental Stock Transfer & Trust Company, New York, New York.

Description of Preferred Stock

     MDC has authorized 25,000,000 shares of preferred stock, none of which were outstanding as of June 30, 2002. Shares of preferred stock may be issued in one or more series, as authorized by our board of directors with any rights and restrictions that are specified by our board of directors and permitted by Delaware law. When our board of directors specifies the terms of the preferred stock, the terms will be set forth in a certificate of designations to be filed with the secretary of state of Delaware. Upon filing, the certificate of designations will be an amendment to the certificate of incorporation under Delaware law. The preferred stock will have no preemptive rights. Our board of directors may authorize preferred stock with terms and conditions that could have the effect of discouraging a takeover or other transaction that holders of common stock might believe to be in their best interests or in which holders of some, or a majority, of the shares of common stock might receive a premium for their shares over the then market price of the shares of common stock.

     The terms of each series of preferred stock will be described in any prospectus supplement related to the series of preferred stock and may include the following:

•	the title and stated value of the preferred stock;

•	the number of shares of the preferred stock offered and the offering price and liquidation preference per share of the preferred stock;

•	the dividend rates, periods and payment dates or methods of calculation applicable to the preferred stock;

•	the date from which any dividends on the preferred stock will accumulate;

•	the procedures for any auction and remarketing for the preferred stock;

•	any provision for a sinking fund for the preferred stock;

•	any provision for redemption of the preferred stock;

•	any voting rights of holders of the preferred stock;

•	any rights to convert the preferred stock into common stock or participate in dividends paid on the common stock;

•	the relative ranking and preference of the preferred stock as to dividend rights and rights on liquidation of MDC;

•	any limitations on issuing any series of preferred stock ranking senior to or on a parity with the series of preferred stock as to dividend rights and rights on liquidation of MDC; and

•	any other specific rights or restrictions of the preferred stock.

     The transfer agent for the preferred stock will be identified in the prospectus supplement.

Description of the Debt Securities

     The debt securities will be direct unsecured obligations of MDC and may be senior debt securities, senior subordinated debt securities or junior subordinated debt securities. The total amount of additional debt securities that we may issue is limited by covenants in our existing debt instruments to approximately $1.2 billion as of December 31, 2001, assuming no additional cash flow.

     The debt securities will be issued under one or more indentures in the form that has been filed as an exhibit to the registration statement of which this prospectus is a part. The indentures will be subject to and governed by the Trust Indenture Act of 1939.

     MDC may issue the debt securities in one or more series. Specific terms of each series of debt securities will be contained in resolutions of our board of directors or in a supplemental indenture. The specific terms will be described in a prospectus supplement.

     All debt securities of one series need not be issued at the same time and, unless otherwise provided in the prospectus supplement, we may issue additional debt securities of the series without the consent of the holders.

     The specific terms of the debt securities may include any of the following:

•	the title of the debt securities and whether the debt securities are senior debt securities, senior subordinated debt securities or junior subordinated debt securities;

•	the aggregate principal amount of the debt securities and any limit on the aggregate principal amount;

•	the price at which the debt securities will be issued;

•	any right of the holders to convert the debt securities into stock, including the initial conversion price and rate and the conversion period and any limitations on the transferability of the stock received on conversion;

•	the dates on which the principal of the debt securities will be payable;

•	the interest rates, which may be fixed or variable;

•	the dates from which any interest will accrue, the dates on which the interest will be payable, the record dates for the interest payments, the persons to whom the interest will be payable, and the manner of calculating interest;

•	any right of MDC to extend the dates on which principal or interest will be payable;

•	the places where the principal and any interest will be payable, where the debt securities may be surrendered for registration of transfer and where notices to MDC regarding the debt securities and the indenture may be served;

•	any right of MDC to elect to redeem the debt securities, including the redemption prices and redemption periods;

•	any obligation of MDC to redeem the debt securities under any sinking fund or similar provision or at the option of a holder, including the of redemption prices and redemption periods;

•	any guarantees by subsidiaries of MDC that may guarantee the debt securities, including the terms of any subordination of any guarantee to other obligations of MDC;

•	the events that would cause us to be in default and the consequences of default; and

•	any discharge and release provisions of the indenture.

     The debt securities may be issued at a discount below their principal amount and provide for less than the entire principal amount to be payable on acceleration of the maturity. In that case, all material U.S. federal income tax, accounting and other considerations applicable to the securities will be described in the prospectus supplement.

     Except as may be set forth in any prospectus supplement, the debt securities will not contain any provisions that would limit our ability to incur debt or that would protect holders of debt securities in the event of a change of control of MDC. The prospectus supplement will contain information with respect to any changes to the events of default of MDC that are described below.

Covenants

     The prospectus supplement will describe any material covenants of a series of debt securities.

Events of Default, Notice and Waiver

     The prospectus supplement and each indenture will describe the events that would cause us to be in default and the consequences of default, including the following:

•	failure to pay any interest when due that continues for a period of 30 days;

•	failure to pay the principal when due;

•	breach of any other covenant or warranty of MDC in the indenture that continues for a period of 90 days after written notice as provided in the indenture; and

•	any other event of default provided in the indenture.

     If an event of default under any indenture occurs and is continuing, then the trustee or the holders of not less than 25% in principal amount of the debt securities of that series will have the right to declare the principal amount of all the debt securities of that series to be due and payable immediately by written notice to MDC and to the trustee if given by the holders. If the debt securities of that series were issued at a discount or are indexed securities, only the portion of the principal amount specified in the terms of the securities may be declared due and payable. However, at any time after the declaration of acceleration with respect to debt securities of the series has been made, but before a judgment for payment of the money due has been obtained by the trustee, the holders of a majority of the principal amount of outstanding debt securities of the series may rescind the acceleration if all conditions set forth in the indenture are met.

     The indentures also will provide that the holders of a majority of the principal amount of the outstanding debt securities of any series may waive any past default and its consequences, except a default:

•	in the payment of the principal or interest or

•	of a provision contained in the indenture that cannot be amended without the consent of the holder of each outstanding debt security affected.

     The indentures will provide for other procedures that may be followed by holders of debt securities, the trustee of any series of debt securities, or both, if an event of default occurs.

Amendment of the Indentures

     Amendments of an indenture are permitted with the consent of the holders of a majority in principal amount of all outstanding debt securities issued under the indenture affected by the modification or amendment. However, no amendment may, without the consent of each holder of debt securities affected:

•	reduce the amount of debt securities whose holders must consent to an amendment, supplement or waiver;

•	reduce the rate of interest or change the time for payment of interest, including defaulted interest, on any debt security;

•	reduce the principal or change the fixed maturity or alter any redemption provision or any obligations of MDC to offer to purchase or to redeem debt securities;

•	modify the ranking or priority of the debt securities or any guarantee;

•	release any guarantor from any of its obligations under its guarantee, except as described in the indenture;

•	waive a continuing default in the payment of principal or interest; or

•	make any debt security payable at a different place or in different currency, or impair the right of any holder to bring suit.

     The holders of a majority in principal amount of the outstanding debt securities of each series may, on behalf of all holders, waive compliance by MDC with restrictive covenants of the series.

     We and the trustee may amend the indenture to, among other things, correct errors and ambiguities without the consent of any holder of debt securities as set forth in the indenture and as described in the prospectus supplement.

Subordination

     The prospectus supplement will describe any subordination provisions and will define the senior debt to which the debt securities may be subordinated and will set forth the approximate amount of senior debt outstanding as of the end of our most recent fiscal quarter.

Discharge

     Except as otherwise specified in the prospectus supplement, when (1) all debt securities of a series have become due and payable or will become due and payable at their stated maturity within one year, and (2) we deposit with the trustee funds to pay all amounts due on the entire outstanding series of debt securities, then we will have satisfied the indenture with respect to the series.

     Except as otherwise specified in the prospectus supplement, the indentures will provide that we may elect either (a) to be discharged from any series of debt securities or (b) to be released from certain obligations with respect to the debt securities under the indenture, in either case after depositing with the trustee enough money to pay all amounts due on the debt securities on the scheduled due dates.

     In addition, we must have delivered to the trustee an opinion of counsel that the holders of the debt securities (1) will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the discharge or release from obligations and (2) will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the discharge or release had not occurred. After a discharge, the holders of the debt securities would be able to look only to the trust fund for payment of principal and interest.

Payment and Paying Agents

     Unless otherwise specified in the applicable prospectus supplement, principal and interest will be payable at the corporate trust office of the trustee, the address of which will be stated in the applicable prospectus supplement. However, at our option, payment of interest may be made by check mailed to the address of the person entitled to payment as it appears in the register for the debt securities or by wire transfer of funds to the person at an account maintained within the United States.

     All moneys paid by us to a paying agent or a trustee for the payment of principal or interest which remain unclaimed at the end of two years after the payment has become due will be repaid to us, and the holder of the debt security then may look only to us for payment.

Book-Entry Issuance

     Unless otherwise specified in the applicable prospectus supplement, DTC will act as depositary for securities issued in the form of global securities. The securities will be issued only as fully-registered securities registered in the name of Cede & Co., DTC’s nominee. One or more fully-registered global securities will be issued for the securities representing in the aggregate the total number of the securities, and will be deposited with or on behalf of DTC.

     DTC is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered under the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain custodial relationships with direct participants, either directly or through others. The rules applicable to DTC and its participants are on file with the SEC.

     Purchases of securities within the DTC system must be made by or through direct participants, which will receive a credit for the securities on DTC’s records. The beneficial ownership interest of each actual purchaser of each security is in turn recorded on the direct and indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchases. However, beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owners purchased securities. Transfers of ownership interests in securities issued in the form of global securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the securities, except if use of the book-entry system for the securities is discontinued.

     DTC has no knowledge of the actual beneficial owners of the securities issued in the form of global securities. DTC’s records reflect only the identity of the direct participants to whose accounts the securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     Redemption notices will be sent to Cede & Co. as the registered holder of securities issued in the form of global securities. If less than all of a series of the securities are being redeemed, DTC’s current practice is to determine by lot the amount of the interest of each direct participant to be redeemed.

     Although voting with respect to securities issued in the form of global securities is limited to the holders of record of the securities, in those instances in which a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to the securities. Under its usual procedures, DTC would mail an omnibus proxy to the issuer of the securities as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the securities are credited on the record date, identified in a listing attached to the omnibus proxy.

     Payments for securities issued in the form of global securities will be made by the issuer of the securities to DTC. DTC’s practice is to credit direct participants’ accounts on the payment date in accordance with their holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payments on the payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices and will be the responsibility of the participant and not of DTC, the trustee or us, subject to any statutory or regulatory requirements. Payments to DTC are the responsibility of the issuer of the securities, disbursements of the payments to direct participants are the responsibility of DTC, and disbursements of the payments to the beneficial owners are the responsibility of direct and indirect participants.

     DTC may discontinue providing its services as depository with respect to any securities at any time by giving reasonable notice to the issuer of the securities. In the event that a successor depositary is not obtained, individual security certificates representing the securities are required to be printed and delivered. We may decide to discontinue use of the system of book-entry transfers through DTC or a successor depositary.

     The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be accurate, but we assume no responsibility for the accuracy of the information. We have no responsibility for the performance by DTC or its participants of their respective obligations as described in this prospectus or under the rules and procedures governing their operations.

Plan of Distribution

     Any of the securities being offered may be sold in any one or more of the following ways from time to time:

•	through agents;

•	to or through underwriters;

•	through dealers; and

•	directly by MDC.

     The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices.

     Offers to purchase securities may be solicited by agents designated by us. Any agent involved in the offer or sale of the securities will be named, and any commissions payable by us to the agent will be set forth, in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, the agent will be acting on a reasonable best efforts basis for the period of its appointment. The agent may be deemed to be an underwriter, as that term is defined in the Securities Act of 1933, of the securities so offered and sold.

     If securities are sold by means of an underwritten offering, we will execute an underwriting agreement with underwriters at the time an agreement for the sale is reached. In that case, the names of the specific managing underwriter or underwriters, as well as any other underwriters, the amounts underwritten and the terms of the transaction, including commissions, discounts and any other compensation of the underwriters and dealers, will be set forth in the prospectus supplement which will be used by the underwriters to make resales of the securities. The underwriters will acquire securities for their own account and may resell them from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriters at the time of sale. Securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more underwriters. Unless otherwise indicated in the prospectus supplement, the underwriting agreement will provide that the obligations of the underwriters are subject to conditions precedent and that the underwriters will be obligated to purchase all the securities if any are purchased.

     We may grant to the underwriters options to purchase additional securities to cover any over-allotments at the initial public offering price, with additional underwriting commissions or discounts, as may be set forth in the prospectus supplement.

     If a dealer is used in the sale of the securities, we will sell the securities to the dealer as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. The dealer may be deemed to be an underwriter, as the term is defined in the Securities Act, of the securities so offered and sold. The name of the dealer and the terms of the transaction will be set forth in the prospectus supplement.

     Offers to purchase securities may be solicited directly by us and may be sold by us directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale. The terms of the sales will be described in the prospectus supplement.

     If described in the prospectus supplement, securities may also be offered and sold, in connection with a remarketing on their purchase, in accordance with a redemption or repayment under their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and its compensation and the terms of any agreement with us will be described in the prospectus supplement. Remarketing firms may be deemed to be underwriters, as that term is defined in the Securities Act, in connection with the securities remarketed.

     If described in the prospectus supplement, we may authorize agents and underwriters to solicit offers by certain institutions to purchase securities from us at the public offering price set forth in the prospectus supplement under delayed delivery contracts providing for payment and delivery on the date or dates stated in the prospectus supplement. The delayed delivery contracts will be subject to only those conditions set forth in the prospectus supplement. A commission indicated in the prospectus supplement will be paid to underwriters and agents soliciting purchases of securities under delayed delivery contracts accepted by us.

     Agents, underwriters, dealers and remarketing firms may be entitled under agreements with us to indemnification by us against certain liabilities, including liabilities under the Securities Act, or to contribution for payments that the agents, underwriters, dealers and remarketing firms may be required to make.

     Each series of securities will be a new issue. Other than the common stock, which is listed on the New York Stock Exchange, new securities will have no established trading market. We may elect to list any series of securities on an exchange, and in the case of the common stock, on any additional exchange, but, unless otherwise specified in the prospectus supplement, we will not be obligated to do so. No assurance can be given as to the liquidity of the trading market for any of the securities.

     Agents, underwriters, dealers and remarketing firms may be customers of, engage in transactions with, or perform services for, MDC and its subsidiaries in the ordinary course of business.

Legal Matters

     The validity of the common stock and the preferred stock and the status of the debt securities as binding obligations of MDC will be passed on for MDC by Holme Roberts & Owen LLP, Denver, Colorado. Certain legal matters will be passed on for any underwriters, agents and dealers by Cahill Gordon & Reindel, New York, New York.

Experts

     The financial statements included in this prospectus, as well as the financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K as of December 31, 2001, relating to the financial statements as of December 31, 2001 and for the year then ended and as of December 31, 2000 and for the year ended December 31, 2000, have been so included and incorporated in reliance on the report of Ernst & Young LLP, independent auditors, given on the authority of said firm as experts in auditing and accounting. The financial statements included in this prospectus, as well as the financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2001, relating to the financial statements for the year ended December 31, 1999, have been so included and incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934. You may read and copy this information at the following locations of the SEC:

Judiciary Plaza, Room 10024 450 Fifth Street, N.W. Washington, D.C. 20549	Woolworth Building 233 Broadway New York, New York 10279

     You can also obtain copies of this information by mail from the Public Reference Room of the SEC, 450 Fifth Street, N.W., Room 10024, Washington D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330.

     The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, like MDC, that file electronically with the SEC. The address of that site is http://www.sec.gov.

     You can also inspect reports, proxy statements and other information about us at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

     We have filed with the SEC a registration statement on Form S-3 that registers the securities we are offering. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and our securities. The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this prospectus.

Incorporation of Certain Documents by Reference

     The SEC allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, except for any information that is superseded by information that is included directly in this document.

     This prospectus includes by reference the documents listed below that we have previously filed with the SEC and that are not included in or delivered with this document. They contain important information about our company and its financial condition.

FILING	PERIOD

Annual Report on Form 10-K Quarterly Report on Form 10-Q Quarterly Report on Form 10-Q	Year ended December 31, 2001 Quarter ended March 31, 2002 Quarter ended June 30, 2002

     All documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference herein and to be a part of this prospectus from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

     You can obtain any of the documents incorporated by reference in this document from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit to this prospectus. You can obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from us at the following address:

Joseph H. Fretz Secretary and Corporate Counsel M.D.C. Holdings, Inc. 3600 South Yosemite Street Suite 900 Denver, Colorado 80237 (303) 773-1100

     We have not authorized anyone to give any information or make any representation about us that is different from, or in addition to, that contained in this prospectus or in any of the materials that we have incorporated by reference into this document. Therefore, if anyone does give you information of this sort, you should keep in mind that such information has not been authorized and may therefore not be accurate. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you.

M.D.C. HOLDINGS, INC.
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

REPORT OF INDEPENDENT AUDITORS

TO THE BOARD OF DIRECTORS AND STOCKHOLDERS OF
M.D.C. HOLDINGS, INC.

     We have audited the accompanying consolidated balance sheets of M.D.C. Holdings, Inc. and subsidiaries (the “Company”) as of December 31, 2001 and 2000, and the related consolidated statements of income and other comprehensive income, stockholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of M.D.C. Holdings, Inc. and subsidiaries at December 31, 2001 and 2000, and the consolidated results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.

/s/ Ernst & Young LLP

Denver, Colorado
January 9, 2002

REPORT OF INDEPENDENT ACCOUNTANTS

TO THE BOARD OF DIRECTORS AND STOCKHOLDERS OF
M.D.C. HOLDINGS, INC.

     In our opinion, the accompanying consolidated statements of income and other comprehensive income, stockholders’ equity and cash flows present fairly, in all material respects, the results of operations and cash flows of M.D.C. Holdings, Inc. and its subsidiaries (the “Company”) for the year ended December 31, 1999, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP

Denver, Colorado
January 17, 2000, except for Note G as to which the date is January 22, 2001, and except for Note R as to which the date is September 20, 2002

M.D.C. HOLDINGS, INC.
Consolidated Balance Sheets
(In thousands)

	December 31,

	2001	2000

ASSETS
Corporate
Cash and cash equivalents	$31,322	$8,411
Property and equipment, net	2,723	3,069
Deferred income taxes	30,081	31,821
Deferred debt issue costs, net	1,947	2,180
Other assets, net	7,597	8,039

	73,670	53,520

Homebuilding
Cash and cash equivalents	4,760	5,265
Home sales and other accounts receivable	2,621	4,713
Inventories, net
Housing completed or under construction	456,752	443,512
Land and land under development	450,502	388,711
Prepaid expenses and other assets, net	49,544	51,631

	964,179	893,832

Financial Services
Cash and cash equivalents	518	439
Mortgage loans held in inventory	144,971	107,151
Other assets, net	7,618	6,656

	153,107	114,246

Total Assets	$1,190,956	$1,061,598

See notes to consolidated financial statements.

M.D.C. HOLDINGS, INC.
Consolidated Balance Sheets
(In thousands, except share amounts)

	December 31,

	2001	2000

LIABILITIES
Corporate
Accounts payable and accrued expenses	$61,135	$50,843
Income taxes payable	9,953	9,558
Senior notes, net	174,503	174,444

	245,591	234,845

Homebuilding
Accounts payable and accrued expenses	174,955	164,660
Line of credit	—	90,000

	174,955	254,660

Financial Services
Accounts payable and accrued expenses	16,937	15,404
Line of credit	99,642	74,459

	116,579	89,863

Total Liabilities	537,125	579,368

COMMITMENTS AND CONTINGENCIES (NOTES L AND N)	—	—

STOCKHOLDERS’ EQUITY (NOTE G)
Preferred stock, $.01 par value; 25,000,000 shares authorized; none issued	—	—
Common stock, $.01 par value; 100,000,000 shares authorized; 31,395,000 and 30,755,000 shares issued, respectively, at December 31, 2001 and 2000	314	308
Additional paid-in capital	357,037	266,337
Retained earnings	342,485	282,893
Unearned restricted stock	(412)	—
Accumulated other comprehensive (loss) income	(163)	167

	699,261	549,705
Less treasury stock, at cost, 4,809,000 and 7,426,000 shares, respectively, at December 31, 2001 and 2000	(45,430)	(67,475)

Total Stockholders’ Equity	653,831	482,230

Total Liabilities and Stockholders’ Equity	$1,190,956	$1,061,598

See notes to consolidated financial statements.

M.D.C. HOLDINGS, INC.
Consolidated Statements of Income and Other Comprehensive Income
(In thousands, except per share amounts)

	Year Ended December 31,

	2001	2000	1999

REVENUES
Homebuilding	$2,086,344	$1,721,559	$1,537,563
Financial Services	38,566	28,925	27,460
Corporate	964	1,061	2,615

Total Revenues	2,125,874	1,751,545	1,567,638

COSTS AND EXPENSES
Homebuilding	1,807,077	1,494,240	1,375,305
Financial Services	17,450	14,643	14,291
Corporate general and administrative	45,960	39,461	29,589

Total Costs and Expenses	1,870,487	1,548,344	1,419,185

Income before income taxes	255,387	203,201	148,453
Provision for income taxes	(99,672)	(79,898)	(59,061)

NET INCOME	155,715	123,303	89,392

Unrealized holding (losses) gains arising during the year	(222)	(338)	2,123
Less reclassification adjustment for gains included in net income	108	3,118	285

Net (loss) gain recognized in other comprehensive income, net of a deferred income tax (benefit) provision of ($480) for 2001, ($6,090) for 2000 and $5,204 for 1999	(330)	(3,456)	1,838

OTHER COMPREHENSIVE INCOME	$155,385	$119,847	$91,230

EARNINGS PER SHARE (NOTES G AND K)
Basic	$5.89	$4.75	$3.32

Diluted	$5.72	$4.64	$3.26

WEIGHTED-AVERAGE SHARES OUTSTANDING
Basic	26,421	25,974	26,919

Diluted	27,232	26,556	27,414

DIVIDENDS PAID PER SHARE	$.27	$.24	$.20

See notes to consolidated financial statements.

M.D.C. HOLDINGS, INC.
Consolidated Statements of Stockholders’ Equity
(In thousands)

		Additional		Accumulated Other	Unearned
	Common	Paid-In	Retained	Comprehensive	Restricted	Treasury
	Stock	Capital	Earnings	Income (Loss)	Stock	Stock	Total

BALANCES-JANUARY 1, 1999	$279	$175,160	$160,291	$1,785	$—	$(39,384)	$298,131
Shares issued	3	3,399	—	—	—	173	3,575
Net gain recognized in other comprehensive income	—	—	—	1,838	—	—	1,838
Tax benefit of non-qualified stock options exercised	—	695	—	—	—	—	695
Notes receivable for stock purchases, net of repayments	—	(160)	—	—	—	—	(160)
Cash dividends paid	—	—	(4,448)	—	—	—	(4,448)
Net income	—	—	89,392	—	—	—	89,392

BALANCES-DECEMBER 31, 1999	282	179,094	245,235	3,623	—	(39,211)	389,023
Shares issued	4	5,823	—	—	—	2,036	7,863
Net loss recognized in other comprehensive income	—	—	—	(3,456)	—	—	(3,456)
Tax benefit of non-qualified stock options exercised	—	1,439	—	—	—	—	1,439
Notes receivable for stock purchases, net of repayments	—	(1,794)	—	—	—	—	(1,794)
Contribution of common stock	—	1,372	—	—	—	528	1,900
Stock repurchases	—	—	—	—	—	(30,828)	(30,828)
Cash dividends paid	—	—	(5,220)	—	—	—	(5,220)
10% stock dividend	22	80,403	(80,425)	—	—	—	—
Net income	—	—	123,303	—	—	—	123,303

BALANCES-DECEMBER 31, 2000	308	266,337	282,893	167	—	(67,475)	482,230
Shares issued	7	12,020	—	—	—	1,717	13,744
Net loss recognized in other comprehensive income	—	—	—	(330)	—	—	(330)
Tax benefit of non-qualified stock options exercised	—	8,541	—	—	—	—	8,541
Notes receivable for stock purchases, net of repayments	—	2,644	—	—	—	—	2,644
Contribution of common stock	—	1,474	—	—	—	526	2,000
Stock repurchases	—	—	—	—	—	(3,845)	(3,845)
Cash dividends paid	—	—	(6,456)	—	—	—	(6,456)
10% stock dividend	(1)	66,021	(89,667)	—	—	23,647	—
Restricted stock grants	—	—	—	—	(412)	—	(412)
Net income	—	—	155,715	—	—	—	155,715

BALANCES-DECEMBER 31, 2001	$314	$357,037	$342,485	$(163)	$(412)	$(45,430)	$653,831

See notes to consolidated financial statements.

M.D.C. HOLDINGS, INC.
Consolidated Statements of Cash Flows
(In thousands)

	Year Ended December 31,

	2001	2000	1999

OPERATING ACTIVITIES
Net income	$155,715	$123,303	$89,392
Adjustments to reconcile net income to net cash provided by (used in) operating activities
Depreciation and amortization	27,445	21,792	17,845
Homebuilding asset impairment charges	7,041	4,200	2,242
Deferred income taxes	1,740	(10,620)	(3,252)
Net changes in operating assets and liabilities
Home sales and other accounts receivable	2,092	(1,217)	9,275
Homebuilding inventories	(82,072)	(190,714)	(135,678)
Prepaid expenses and other assets	(20,685)	(11,330)	(5,263)
Mortgage loans held in inventory	(37,820)	(17,198)	(5,405)
Accounts payable and accrued expenses	36,817	20,775	27,950
Other, net	2,978	(2,448)	(951)

Net cash provided by (used in) operating activities	93,251	(63,457)	(3,845)

INVESTING ACTIVITIES
Net purchase of property and equipment	(3,219)	(3,160)	(3,642)
Changes in investments and marketable securities	—	—	1,764

Net cash used in investing activities	(3,219)	(3,160)	(1,878)

FINANCING ACTIVITIES
Lines of credit
Advances	1,866,183	1,721,125	1,429,600
Principal payments	(1,931,000)	(1,646,900)	(1,389,571)
Principal payments on notes payable	—	—	(1,898)
Dividend payments	(6,456)	(5,220)	(4,448)
Stock repurchases	(3,845)	(30,828)	—
Proceeds from exercise of stock options	7,571	3,625	891

Net cash (used in) provided by financing activities	(67,547)	41,802	34,574

Net increase (decrease) in cash and cash equivalents	22,485	(24,815)	28,851
Cash and cash equivalents
Beginning of year	14,115	38,930	10,079

End of year	$36,600	$14,115	$38,930

See notes to consolidated financial statements.

M.D.C. HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A. Summary of Significant Accounting Policies

     Principles of Consolidation — The consolidated financial statements of M.D.C. Holdings, Inc. (“MDC” or the “Company”, which, unless otherwise indicated, refers to M.D.C. Holdings, Inc. and its subsidiaries) include the accounts of MDC and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

     Segment Information — MDC has determined that its reportable segments are those that are based on the Company’s method of internal reporting, which disaggregates its business by product category. MDC’s products come from two segments, homebuilding and financial services. In its homebuilding segment, through separate subsidiaries, the Company is engaged in the design, construction and sale of single-family homes. In its financial services segment, HomeAmerican Mortgage Corporation (a wholly owned subsidiary of M.D.C. Holdings, Inc., “HomeAmerican”) provides mortgage loans primarily to the Company’s home buyers (the mortgage lending operations).

     Homebuilding.

     Inventories — Homebuilding inventories under development and construction are carried at cost unless facts and circumstances indicate that the carrying value of the underlying projects may be impaired. Impairment is determined by comparing the estimated future cash flows (undiscounted and without interest charges) from an individual project to its carrying value. If such cash flows are less than the project’s carrying value, the carrying value of the project is written down to its fair value. Homebuilding inventories held for sale are carried at the lower of cost or fair value, less selling costs, and are evaluated on a project basis. Fair value is determined by management estimate and incorporates anticipated future revenues and costs. Cost includes interest capitalized during the period of active development through completion of construction. Construction-related overhead and salaries are capitalized and allocated proportionately to projects being developed. Land and related costs are transferred to housing inventory when construction commences. See Note H.

     Prepaid Expenses and Other Assets, Net — Homebuilding prepaid expenses and other assets include qualified settlement fund (“QSF”) assets that are held for the processing and disposition of eligible claims made under the warranties created pursuant to the settlement of litigation commenced in 1994 and settled in November 1996. The QSF assets are recorded on the consolidated balance sheets at fair value, which is based on quoted prices, with the related unrealized gain or loss included in accumulated other comprehensive (loss) income. At December 31, 2001 and 2000, respectively, MDC had intercompany notes payable (including accrued interest) to the QSF, and the QSF had offsetting intercompany notes receivable from MDC, of $13,040,000 and $8,028,000 under a borrowing arrangement that was approved by the Colorado Division of Insurance and the Company’s Board of Directors.

     The following table sets forth the information relating to prepaid expenses and other assets, net (in thousands).

	December 31,

	2001	2000

QSF assets	$17,434	$19,601
MDC intercompany notes payable to QSF	(13,040)	(8,028)
Land option deposits	14,520	10,838
Deferred marketing costs	14,099	14,863
Prepaid tap and system development fees	3,197	4,637
Other	13,334	9,720

Total	$49,544	$51,631

     Deferred Marketing Costs — Certain marketing costs related to model homes and sales offices are capitalized as prepaid assets and amortized to selling, general and administrative expenses as the homes in the related subdivision are closed. All other marketing costs are expensed as incurred.

     Revenue Recognition — Revenues from real estate sales are recognized when a sufficient down payment has been received, financing has been arranged, title, possession and other attributes of ownership have been transferred to the buyer and the Company is not obligated to perform significant additional activities after sale and delivery.

     Warranty Costs — The Company’s homes are sold with limited warranties issued by an unaffiliated warranty company. Reserves are established by the Company to cover estimated costs of repairs for which the Company is responsible. Warranty reserves are included in homebuilding accounts payable and accrued expenses in the consolidated balance sheets and totaled $38,400,000 and $38,200,000, respectively, at December 31, 2001 and 2000.

     Financial Services.

     Mortgage Loans Held in Inventory — The Company generally purchases forward commitments to deliver mortgage loans held for sale. Mortgage loans held in inventory are stated at the lower of aggregate cost or fair value based upon such commitments for loans to be delivered or prevailing market for uncommitted loans. Substantially all of the loans originated or purchased by the Company are sold to private investors within 40 days of origination or purchase. Gains or losses on mortgage loans held in inventory are realized when the loans are sold.

     Revenue Recognition — Loan origination fees in excess of origination costs incurred and loan commitment fees are deferred until the related loans are sold. Loan servicing fees are recorded as revenue when the mortgage loan payments are received. Loan servicing costs are recognized as incurred. Revenues from the sale of mortgage loan servicing are recognized when title and all risks and rewards of ownership have irrevocably passed to the buyer and there are no significant unresolved contingencies.

     Derivative Financial Instruments — The mortgage lending operations are affected by, among other things, changes in mortgage interest rates. Derivative instruments utilized in the normal course of business by HomeAmerican include forward sales securities commitments, private investor sales commitments and commitments to originate mortgage loans. The Company utilizes these commitments to manage the price risk on fluctuations in interest rates on its mortgage loans owned and commitments to originate mortgage loans. Such contracts are the only significant financial derivative instruments utilized by MDC. Hedging gains or losses are recognized when the hedged mortgage loans are sold. Gains or losses related to ineffectiveness in the hedging relationship and gains or losses on derivative instruments that do not qualify for hedge accounting are recognized immediately.

     Mortgage Servicing Rights — The Company allocates the cost of mortgage loans originated between the mortgage loans and the right to service those mortgage loans, based on relative fair value, on the date the loan is sold. Mortgage servicing rights (“Servicing Rights”) of $8,849,000 and $5,027,000 were capitalized during 2001 and 2000, respectively. Servicing Rights are amortized over the estimated period of net servicing revenues. The cost attributed to the Servicing Rights sold and the amortization of Servicing Rights was $13,788,000 and $5,128,000 for 2001 and 2000, respectively. Servicing Rights are evaluated for impairment by stratifying the portfolio based on loan type and interest rate. As of December 31, 2001 and 2000, the Company had unamortized Servicing Rights of $111,000 and $4,969,000, respectively, net of impairment reserves of $48,000 and $130,000, respectively, included in financial services other assets, net in the consolidated balance sheets.

     General.

     Cash and Cash Equivalents - The Company periodically invests funds not immediately required for operating purposes in highly liquid, short-term investments with an original maturity of 90 days or less such as commercial paper, money market funds and repurchase agreements which are included in cash and cash equivalents in the consolidated balance sheets and consolidated statements of cash flows.

     Property and Equipment — Property and equipment is carried at cost less accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the related assets.

     Stock-Based Compensation — The Company grants options to certain employees and directors to acquire a fixed number of shares with an exercise price not less than the fair market value of the Company’s common stock on the date of grant. MDC has elected to account for the stock option grants in accordance with Accounting Principles Board Opinion (“APB”) No. 25, “Accounting for Stock Issued to Employees” and related interpretations (see Note G). Restricted stock grants to employees are valued based on the market price of MDC’s common stock at the measurement dates and vest over four years. Unearned compensation arising from the restricted stock grants is shown as a reduction in stockholders’ equity in the consolidated balance sheets and is amortized to expense over the vesting period.

     Estimates in Financial Statements — The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Such estimates include warranty, other accrued expenses, litigation reserves, estimates to complete land development and construction and estimates related to potential asset impairment charges.

     New Statements of Financial Accounting Standards — In October 2001, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”. SFAS No. 144 provides guidance for the financial accounting and reporting for the impairment or disposal of long-lived assets. SFAS No. 144 supercedes SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of.” The Company anticipates that the adoption of SFAS No. 144 as of January 1, 2002 will not have a material effect of its financial position or results of operations.

     In July 2001, the FASB issued SFAS No. 141, “Business Combinations” and SFAS No. 142, “Goodwill and Other Intangible Assets”. SFAS No. 141 eliminates the pooling-of-interests method of accounting for business combinations except for qualifying business combinations that were initiated prior to July 1, 2001, and further clarifies the criteria to recognize intangible assets separately from goodwill. SFAS No. 141, effective for any business combination completed after June 30, 2001, did not have any effect on the Company’s financial position or results of operation. Under SFAS No. 142, goodwill and indefinite lived intangible assets are no longer amortized, but are reviewed annually for impairment. Separable intangible assets that are not deemed to have an indefinite life will continue to be amortized over their useful lives. The amortization provisions of SFAS No. 142 apply to goodwill and intangible assets acquired after June 30, 2001. For goodwill and intangible assets acquired prior to July 1, 2001, SFAS No. 142 must be adopted as of January 1, 2002. The Company has determined that SFAS No. 142 will not have a material effect on the Company’s financial position or results of operations.

     In September 2000, SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities” was issued. SFAS No. 140 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. SFAS No. 140 is effective for recognition and reclassification of collateral and for disclosures relating to securitization transactions and collateral, for fiscal years ending after December 15, 2000. SFAS No. 140 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001. The adoption of SFAS No. 140 did not have a material impact on the Company’s financial position or results of operations.

     In June 1998, SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” was issued. In June 2000, SFAS No. 138, “Accounting for Certain Derivative Instruments and Hedging Activities, an Amendment of SFAS No. 133” was issued. SFAS No. 133 and SFAS No. 138 address the accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and hedging activities. The Company adopted SFAS No. 133 and SFAS No. 138 on January 1, 2001. As a result of the adoption of SFAS No. 133 and SFAS No. 138, HomeAmerican recognized a net loss of $555,000 that is included in gains on sales of mortgage loans, net (see Note B).

B. Information on Business Segments

     The Company operates in two business segments — homebuilding and financial services. A summary of the Company’s business segments is shown below (in thousands).

	Year Ended December 31,

	2001	2000	1999

Homebuilding
Home sales	$2,076,807	$1,701,108	$1,526,519
Land sales	2,909	6,641	8,114
Other revenues	6,628	13,810	2,930

	2,086,344	1,721,559	1,537,563

Home cost of sales	1,594,412	1,322,185	1,231,922
Land cost of sales	1,105	4,293	5,767
Asset impairment charges	7,041	4,200	2,242
Marketing	114,129	94,412	80,545
General and administrative	90,390	69,150	54,829

	1,807,077	1,494,240	1,375,305

Homebuilding Operating Profit	279,267	227,319	162,258

Financial Services
Revenues
Interest	3,544	2,313	2,844
Origination fees	17,572	13,951	12,459
Gains on sales of mortgage servicing, net	3,288	3,162	3,114
Gains on sales of mortgage loans, net	13,923	8,951	8,456
Mortgage servicing and other	239	548	587

	38,566	28,925	27,460
General and Administrative Expenses	17,450	14,643	14,291

Financial Services Operating Profit	21,116	14,282	13,169

Total Operating Profit	300,383	241,601	175,427

Corporate
Interest and other revenues	964	1,061	2,615
General and administrative	(45,960)	(39,461)	(29,589)

Net Corporate Expenses	(44,996)	(38,400)	(26,974)

Income Before Income Taxes	$255,387	$203,201	$148,453

     Corporate general and administrative expenses consist principally of salaries and other administrative expenses that are not identifiable to a specific segment. Transfers between segments are recorded at cost. Capital expenditures and related depreciation and amortization for the years ended December 31, 2001, 2000 and 1999 were not material. Identifiable segment assets are shown on the face of the consolidated balance sheets.

C. Mortgage Loans Held in Inventory

     The following table sets forth the information relating to mortgage loans held in inventory (in thousands).

	December 31,

	2001	2000

First mortgage loans
Conventional	$117,597	$80,517
FHA and VA	30,854	27,436

	148,451	107,953
Less
Unamortized discounts	(390)	(118)
Deferred fees	(1,024)	(584)
Adjustment for derivatives and hedging activities	(1,862)	—
Allowance for loan losses	(204)	(100)

Total	$144,971	$107,151

     Mortgage loans held in inventory consist primarily of loans collateralized by first mortgages and deeds of trust due over periods of up to 30 years. The weighted-average effective yield on mortgage loans held in inventory was approximately 6.8% at December 31, 2001.

D. Lines of Credit

     Homebuilding — The Company has an unsecured revolving line of credit with a group of lenders for support of its homebuilding operations (the “Homebuilding Line”). In October 1999, the terms of the Homebuilding Line were amended and restated (the “Amended and Restated Credit Agreement”) to extend the maturity date to September 30, 2004 and increase the maximum amount available from $300,000,000 to $450,000,000 upon the Company’s request, requiring additional commitments from existing or additional participant lenders. Commitments under the Homebuilding Line increased from $300,000,000 to $413,000,000 in 2000 and to $438,000,000 in April 2001. Commitments increased to $450,000,000 in June 2001 with the addition of two new banks to the lending group. Pursuant to the terms of the Amended and Restated Credit Agreement, a term-out of this credit may commence prior to September 30, 2004 under certain circumstances. At December 31, 2001, the Company had no borrowings and $15,486,000 in letters of credit outstanding under the Homebuilding Line, but could have borrowed funds at interest rates ranging from 3.08% to 4.75%. At December 31, 2000, the weighted-average interest rate on amounts outstanding on the Homebuilding Line was 7.9%.

     Mortgage Lending — In 2000, the Company modified the terms of the Mortgage Line to increase the borrowing limit from $75,000,000 to $100,000,000, with the potential for a $25,000,000 temporary increase, subject to concurrence by the participating banks. At December 31, 2001 and 2000, the borrowing limit was $125,000,000, with the temporary increases expiring in February of the subsequent years. Available borrowings under the Mortgage Line are collateralized by mortgage loans and mortgage-backed certificates and are limited to the value of eligible collateral as defined. At December 31, 2001, $99,642,000 was borrowed and an additional $24,643,000 was collateralized and available to be borrowed. The Mortgage Line is cancelable upon 90 days’ notice. At December 31, 2001 and 2000, the interest rates on the Mortgage Line were 3.0% and 7.7%, respectively.

     General — The agreements for the Company’s bank lines of credit require compliance with certain representations, warranties and covenants. The Company believes that it is in compliance with these representations, warranties and covenants. The agreements containing these representations, warranties and covenants, other than the Mortgage Line, are on file with the Securities and Exchange Commission and are listed in the Exhibit Table in Part IV of this Annual Report on Form 10-K.

     The financial covenants contained in the Amended and Restated Credit Agreement include a leverage test and a consolidated tangible net worth test. Under the leverage test, generally MDC’s consolidated indebtedness is not permitted to exceed the product of 2.15 (subject to downward adjustment in certain circumstances) times MDC’s “adjusted consolidated tangible net worth,” as defined. Under the consolidated tangible net worth test, MDC’s “consolidated tangible net worth,” as defined, must not be less than the sum of $238,000,000 plus 50% of

“consolidated net income,” as defined, earned after December 31, 1998. In addition, the “consolidated tangible net worth,” as defined, must not be less than $150,000,000.

E.     Senior Notes

     On January 28, 1998, the Company completed an offering of $175,000,000 principal amount of 8 3/8% senior notes due February 2008 (the “Senior Notes”) at a discount with an effective rate of 8.7%. The principal amounts outstanding, net of unamortized discount, at December 31, 2001 and 2000 were $174,503,000 and $174,444,000, respectively. The Senior Notes are callable in February 2003 at 104.188% of principal. The Company’s Senior Notes indenture does not contain financial covenants. However, there are covenants that limit transactions with affiliates, limit the amount of additional indebtedness that MDC may incur, restrict certain payments on, or the redemptions of, the Company’s securities, restrict certain sales of assets and limit incurring liens. In addition, under certain circumstances, in the event of a change of control (generally a sale, transfer, merger or acquisition of MDC or substantially all of its assets), MDC may be required to offer to repurchase the Senior Notes. The Senior Notes are not secured. In December 2001, the Company amended its Senior Notes indenture to provide for the unconditional and joint and several guarantee of the Senior Notes by most of the Company’s homebuilding segment subsidiaries. See Note R.

F. Retirement Plans

     In October 1997, the Company established a defined benefit retirement plan (the “Retirement Plan”) for two executive officers of the Company under which the Company agreed to make future payments that have a projected benefit obligation of $9,667,000 at December 31, 2001. The Retirement Plan is not funded and benefits vest in either two or five years from plan inception. Unrecognized prior service cost of $2,600,000 at December 31, 2001 is being recognized over the officers’ average estimated service periods. Included on the December 31, 2001 consolidated balance sheet is an intangible asset of $2,600,000 related to unamortized prior service cost and a corresponding accrued pension liability of $2,723,000 and an accumulated other comprehensive loss of $123,000. Accrued benefit costs as of December 31, 2001, 2000 and 1999 were $4,538,000, $3,247,000 and $2,132,000, respectively. Below is a summary of the changes in the projected benefit obligation, the assumptions used in its calculation and the components of Retirement Plan expense for the three years ended December 31, 2001 (dollars in thousands).

	Year Ended December 31,

	2001	2000	1999

Projected benefit obligation — beginning of year	$7,930	$6,824	$4,881
Service cost	155	131	245
Interest cost	641	544	451
Unrecognized loss due to change in actuarial assumptions	941	431	1,247

Projected benefit obligation — end of year	$9,667	$7,930	$6,824

Assumptions used in the calculation of the present value of the projected benefit obligation
Discount rate	7.25%	7.50%	7.50%
Future annual compensation rate increase	4.00%	4.00%	4.00%
Components of Retirement Plan expense
Service cost	$155	$131	$245
Interest cost	641	544	451
Prior service cost amortization	325	325	325
Net loss recognition	170	116	38

Total Retirement Plan expense	$1,291	$1,116	$1,059

     The Company sponsors a Section 401(k) defined contribution plan that is available to all of the Company’s eligible employees. At its discretion, the Company may make annual matching contributions. The matching contributions for 2001, 2000 and 1999 were funded with shares of MDC common stock, and the expense recognized by the Company for these years was $2,577,000, $2,300,000 and $2,060,000, respectively.

G. Stockholders’ Equity

     Stock Dividends — On January 22, 2001, MDC’s Board of Directors approved the payment of a 10% stock dividend, which was distributed on February 16, 2001 to shareowners of record on February 5, 2001. On December 6, 2001, MDC’s Board of Directors approved the payment of another 10% stock dividend, which was distributed on December 28, 2001 to shareowners of record on December 17, 2001. In accordance with SFAS No. 128, basic and diluted net income per share amounts and weighted-average shares outstanding have been restated for 2001, 2000 and 1999 to reflect the effect of these stock dividends.

     Equity Incentive Plans — A summary of the Company’s equity incentive plans follows.

     Employee Equity Incentive Plans — In June 1993, the Company adopted the Employee Equity Incentive Plan (the “Employee Plan”). The Employee Plan provided for an initial authorization of 2,541,000 shares of MDC common stock (restated for both stock dividends) for issuance thereunder, plus an additional annual authorization equal to 10% of the then authorized shares of MDC common stock under the Employee Plan as of each succeeding annual anniversary of the effective date of the Employee Plan. Under the Employee Plan, the Company may grant awards of restricted stock, incentive and non-statutory stock options and dividend equivalents, or any combination thereof, to officers and employees of the Company or any of its subsidiaries. The incentive and non-statutory stock options granted under the Employee Plan are exercisable at prices not less than the market value on the date of grant over periods of up to six years. In the fourth quarter of 2001, 14,203 shares of restricted stock (restated for the December 28, 2001 stock dividend) were awarded under the Employee Plan. The Employee Plan terminates pursuant to its terms on April 20, 2003.

     In March 2001, the Company adopted the M.D.C. Holdings, Inc. 2001 Equity Incentive Plan (the “Equity Incentive Plan”). The Equity Incentive Plan provides for an initial authorization of 2,200,000 shares of MDC common stock (restated for the December 28, 2001 stock dividend) for issuance thereunder, plus an additional annual authorization equal to 10% of the authorized shares of MDC common stock under the Equity Incentive Plan. The Equity Incentive Plan provides for the grant of non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock, stock units and other stock grants to employees of the Company. Incentive stock options granted under the Equity Incentive Plan must have an exercise price that is at least equal to the fair market value of the common stock on the date the incentive stock option is granted.

     Executive Option Purchase Program — Pursuant to the terms of the Executive Option Purchase Program (the “Option Purchase Program”), the Company is authorized by the MDC Board of Directors to lend eligible executives of the Company up to two-thirds of the aggregate exercise price and state and federal taxes payable in connection with their exercise of stock options under the Employee Equity Incentive Plans, subject to certain maximum amounts as set forth under the Option Purchase Program. Notes receivable under the Option Purchase Program are recourse and secured by 100% of the shares of MDC common stock issued in connection with options exercised. During 2001 and 2000, certain eligible executives of the Company exercised options to purchase 385,000 and 300,000 shares, respectively, of MDC common stock under the equity incentive plans. Aggregate notes receivable under the Option Purchase Program of $930,000 and $3,574,000, respectively, at December 31, 2001 and 2000 have reduced stockholders’ equity.

     Middle Management Option Purchase Program — Pursuant to the terms of the Middle Management Option Purchase Program (the “Management Program”), created on July 1, 2000, the Company is authorized by the MDC Board of Directors to lend eligible members of middle management of the Company up to two-thirds of the aggregate exercise price and state and federal taxes payable in connection with their exercise of stock options under the equity incentive plans, subject to certain maximum amounts as set forth under the Management Program. Notes receivable under the Management Program are recourse and secured by 100% of the shares of MDC common stock issued in connection with options exercised. At December 31, 2001, there were no loans outstanding under the Management Program.

     Director Equity Incentive Plans — The Director Equity Incentive Plan was adopted by the Company in June 1993 (the “Director Plan”), to provide for the grant of stock options to non-employee directors of the Company. The Director Plan provided for an initial authorization of 363,000 shares of MDC common stock (restated for both stock dividends) for issuance thereunder plus an additional annual authorization of shares equal to 10% of the then authorized shares of MDC common stock under the Director Plan. During 1997, the Board of Directors authorized, and the Company’s stockholders approved, an additional 423,500 shares of MDC common stock (restated for both stock dividends) for issuance under the Director Plan. Pursuant to the Director Plan, on December 1 of each year, each non-employee director of the Company is granted options to purchase 25,000 shares of MDC common stock. Each option granted under the Director Plan vests immediately and expires five years from the date of grant. The option exercise price must be equal to 100% of the market value of the MDC common stock on the date of grant of the option. The Director Plan was terminated in March 2001.

     In March 2001, the Company adopted the M.D.C. Holdings, Inc. Stock Option Plan for Non-Employee Directors (the “Director Stock Option Plan”). Under the Director Stock Option Plan, non-employee directors of the Company are granted non-qualified stock options. The Director Stock Option Plan provides for an initial authorization of 550,000 shares of MDC common stock (restated for the December 28, 2001 stock dividend) for issuance thereunder, plus an additional annual authorization of shares equal to 10% of the then authorized shares of MDC common stock under the Director Stock Option Plan. Pursuant to the Director Stock Option Plan, on October 1 of each year, each non-employee director of the Company is granted options to purchase 25,000 shares of MDC common stock. On October 1, 2001, options to purchase 137,500 shares of MDC common stock (restated for the December 28, 2001 stock dividend) were granted to directors pursuant to the Director Stock Option Plan. Each option granted under the Director Stock Option Plan vests immediately and expires ten years from the date of grant. The option exercise price must be equal to 100% of the market value of the MDC common stock on the date of grant of the option.

     A summary of the changes in stock options during each of the three years ended December 31, 2001 is as follows (in shares of MDC common stock). Shares and weighted average exercise prices have been restated to reflect the effects of the 10% stock dividends distributed on February 16, 2001 and December 28, 2001.

	2001		2000		1999

		Weighted		Weighted		Weighted
		Average		Average		Average
		Exercise		Exercise		Exercise
	Shares	Price	Shares	Price	Shares	Price

Options outstanding — beginning of year	3,202,748	$15.18	2,886,002	$10.69	2,193,124	$9.09
Granted	1,180,520	$28.49	1,024,870	$23.17	938,960	$13.00
Exercised	(811,878)	$9.33	(532,675)	$6.74	(225,666)	$4.66
Cancelled	(62,191)	$22.17	(175,449)	$13.78	(20,416)	$11.01

Options outstanding — end of year	3,509,199	$20.88	3,202,748	$15.18	2,886,002	$10.69
Available for future grant	3,088,463		843,083		1,149,133

Total shares reserved — end of year	6,597,662		4,045,831		4,035,135

Options exercisable December 31	1,395,718	$16.13	1,367,059	$10.40	1,390,077	$8.21

     The Company has elected to use APB No. 25 and related interpretations in accounting for its equity incentive plans. If the Company had elected to recognize compensation cost based on the fair value of the options granted at grant date and the vesting provisions under the plans in accordance with SFAS No. 123, “Accounting for Stock Based Compensation”, net income in 2001 would have been reduced by approximately $4,283,000, or $.16 per basic and diluted share. Net income for 2000 and 1999 would have been reduced by $2,771,000, or $.11 per basic share and $.10 per diluted share, and $1,786,000, or $.07 per basic share and $.06 per diluted share, respectively.

     The following table is a summary of the average fair values of options granted during 2001, 2000 and 1999 on the date of grant using the Black-Scholes option pricing model with the assumptions used for volatility, risk free interest rate and dividend yield rate.

	Year Ended December 31,

	2001	2000	1999

Average fair value of options granted	$13.77	$12.85	$7.41
Volatility	51.9%	44.7%	51.5%
Risk free interest rate	4.5%	5.7%	6.2%
Dividend yield rate	0.8%	0.7%	1.6%
Expected lives of options	5-6 yrs	5-6 yrs.	5-6 yrs.

     The following table summarizes information concerning outstanding and exercisable options at December 31, 2001.

	Options Outstanding			Options Exercisable

		Average	Weighted		Weighted
Range of	Number	Remaining	Average	Number	Average
Exercise Price	Outstanding	Contract Life	Exercise Price	Exercisable	Exercise Price

$ 9.41 - $12.86	1,007,435	2.46	$11.74	651,384	$11.18
$13.06 - $24.15	580,848	4.05	$17.19	436,704	$17.86
$24.17 - $24.17	888,896	4.24	$24.17	307,630	$24.17
$28.23 - $32.68	1,032,020	9.87	$29.06	—	—

	3,509,199		$20.88	1,395,718	$16.13

     MDC Common Stock Repurchase Program — On January 24, 2000, MDC’s Board of Directors authorized the repurchase of up to 1,000,000 shares of MDC common stock. On February 21, 2000, MDC’s Board of Directors authorized the repurchase of up to 2,000,000 additional shares of MDC common stock. The Company repurchased a total of 1,931,800 shares of MDC common stock under these programs through December 31, 2000. The per share prices, including commissions, for these repurchases range from $13.53 to $22.02 with an average cost of $15.96. During 2001, the Company repurchased an additional 132,500 shares of MDC common stock under these programs at per share prices, including commissions, for the repurchases ranging from $29.00 to $29.02, with an average cost of $29.02. At December 31, 2001 and 2000, the Company held 4,809,000 shares and 7,426,000 shares of treasury stock, respectively, with average purchase prices of $9.45 and $9.09, respectively.

H. Homebuilding Asset Impairment Charges

     Homebuilding operating results were reduced by asset impairment charges totaling $7,041,000, $4,200,000 and $2,242,000 in 2001, 2000 and 1999, respectively. The Company’s assets to which these impairment charges relate are summarized as follows (in thousands).

	Year Ended December 31,

	2001	2000	1999

Completed homes and homes under construction	$1,075	$—	$—
Land under development and other	5,966	4,200	2,242

Total	$7,041	$4,200	$2,242

     The 2001 asset impairment charges primarily resulted from the write-down to fair market value of one homebuilding project in Southern California and three homebuilding projects in the San Francisco Bay area. These four projects had experienced a much slower than anticipated home order pace and a significant increase in sales incentive requirements. The three San Francisco Bay area projects offered homes with prices originally averaging over $650,000, and each experienced substantial reductions in home selling prices by competing projects. The 2000 asset impairment charges resulted from the write-down to fair value of two homebuilding projects in Southern California that experienced a reduced home order pace and significantly higher sales incentives than anticipated.

     The 1999 charge primarily resulted from the write-down to fair value of one homebuilding project in Southern California that experienced higher than anticipated development costs, in addition to slower home orders and increased incentives.

I. Corporate and Homebuilding Interest Activity (in thousands)

	Year Ended December 31,

	2001	2000	1999

Interest capitalized in homebuilding inventory, beginning of year	$19,417	$17,406	$26,332
Interest incurred	22,498	24,367	21,261
Previously capitalized interest included in cost of sales	(24,557)	(22,356)	(30,187)

Interest capitalized in homebuilding inventory, end of year	$17,358	$19,417	$17,406

J. Income Taxes

     Total income taxes have been allocated as follows (in thousands).

	Year Ended December 31,

	2001	2000	1999

Provision for income taxes	$99,672	$79,898	$59,061
Stockholders’ equity, related to exercise of stock options	(8,541)	(1,439)	(695)

Total income taxes	$91,131	$78,459	$58,366

     The significant components of the provision for income taxes are as follows (in thousands).

	Year Ended December 31,

	2001	2000	1999

Current tax expense
Federal	$85,797	$79,115	$51,192
State	12,135	11,403	11,121

Total current	97,932	90,518	62,313

Deferred tax expense (benefit)
Federal	1,471	(10,159)	(1,914)
State	269	(461)	(1,338)

Total deferred	1,740	(10,620)	(3,252)

Provision for income taxes	$99,672	$79,898	$59,061

     The provision for income taxes differs from the amount that would be computed by applying the statutory federal income tax rate of 35% to income before income taxes as a result of the following (in thousands).

	Year Ended December 31,

	2001	2000	1999

Tax expense computed at statutory rate	$89,385	$71,120	$51,959
Increase due to
Permanent differences between financial statement income and taxable income	242	175	158
State income tax, net of federal benefit	8,297	7,024	6,601
Other, net	1,748	1,579	343

Provision for income taxes	$99,672	$79,898	$59,061

Effective tax rate	39.0%	39.3%	39.8%

     The tax effects of the temporary differences that give rise to the deferred tax assets and deferred tax liabilities are presented below (in thousands).

	December 31,

	2001	2000

Deferred tax assets
Warranty, litigation and other reserves	$21,226	$19,107
Inventory impairment charges	4,982	5,130
Accrued liabilities	4,734	4,145
Inventory, additional costs capitalized for tax purposes	9,134	15,350
Property, equipment and other assets, net	136	172

Total gross deferred tax assets	40,212	43,904

Deferred tax liabilities
Deferred revenue	7,708	7,500
Inventory, additional costs capitalized for financial statement purposes	823	2,472
Subsidiaries not consolidated for tax purposes	1,633	1,038
Other, net	(33)	1,073

Total gross deferred tax liabilities	10,131	12,083

Net deferred tax asset	$30,081	$31,821

     In August 2000, the Company and the Internal Revenue Service (the “IRS”) reached final agreement on the examination of the Company’s federal income tax returns for the years 1991 through 1995. In April 2000, the Company and the IRS reached final agreement on the examination of the Company’s federal income tax returns for the years 1996 and 1997. The conclusion of these examinations resulted in no material impact to the Company’s financial position or results of operations. No IRS examinations of the Company’s federal income tax returns currently are in process.

K. Earnings Per Share

     Pursuant to SFAS No. 128, “Earnings per Share,” the computation of diluted earnings per share takes into account the effect of dilutive stock options. Weighted-average shares outstanding and per share amounts have been adjusted for the effects of the 10% stock dividends distributed on February 16, 2001 and December 28, 2001. The basic and diluted earnings per share calculations are shown below (in thousands, except per share amounts).

	Year Ended December 31,

	2001	2000	1999

Basic Earnings Per Share
Net income	$155,715	$123,303	$89,392

Basic weighted-average shares outstanding	26,421	25,974	26,919

Per share amounts	$5.89	$4.75	$3.32

Diluted Earnings Per Share
Net income	$155,715	$123,303	$89,392

Basic weighted-average shares outstanding	26,421	25,974	26,919

Stock options, net	811	582	495

Diluted weighted-average shares outstanding	27,232	26,556	27,414

Per share amounts	$5.72	$4.64	$3.26

L. Legal Proceedings

     The Company and certain of its subsidiaries have been named as defendants in various claims, complaints and other legal actions arising in the normal course of business. In the opinion of management, the outcome of these matters will not have a material adverse effect upon the financial condition, results of operations or cash flows of the Company.

     Because of the nature of the homebuilding business, and in the ordinary course of its operations, the Company from time to time may be subject to product liability and other types of claims.

     The Company is not aware of any litigation, matter or pending claim against the Company that would result in material contingent liabilities related to environmental hazards or asbestos.

M. Disclosures About Fair Value of Financial Instruments

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate such value.

     Cash and Cash Equivalents — For cash and cash equivalents, the carrying value is a reasonable estimate of fair value.

     Investments and Marketable Securities, Net — Investments in marketable equity securities (other than the QSF assets, see Note A) are recorded on the balance sheet at cost, which approximates market value. Accordingly, the carrying value of the investment is a reasonable estimate of the fair value.

     Mortgage Loans Held in Inventory — The Company generally purchases forward commitments to deliver mortgage loans held for sale. For loans that have no forward commitments, loans in inventory are stated at the lower of cost or market. Accordingly, the carrying value is a reasonable estimate of fair value.

     Lines of Credit — The Company’s lines of credit are at floating rates or at fixed rates that approximate current market rates and have relatively short-term maturities. Accordingly, the carrying value is a reasonable estimate of fair value.

     Senior Notes — The estimated fair value of the Senior Notes in the following table are based on dealer quotes.

	December 31, 2001		December 31, 2000

	Recorded	Estimated	Recorded	Estimated
	Amount	Fair Value	Amount	Fair Value

Senior Notes	$174,503	$176,995	$174,444	$158,813

N. Commitments and Contingencies

     The Company believes that it is subject to risks and uncertainties common to the homebuilding industry, including (1) cyclical markets sensitive to changes in general and local economic conditions; (2) volatility of interest rates, which affects homebuilding demand and may affect credit availability; (3) seasonal nature of the business due to weather-related factors; (4) significant fluctuations in the price of building materials, particularly lumber, and of finished lots and subcontract labor; (5) counter-party non-performance risk associated with performance bonds; (6) competition; (7) demographic changes; (8) slow growth initiatives; (9) building moratoria; (10) governmental regulation, including the interpretation of tax, labor and environmental laws; and (11) changes in consumer confidence and preferences. The Company’s operations are concentrated in the geographic regions of Colorado, Virginia, Maryland, California, Arizona and Nevada.

     To reduce exposure to fluctuations in interest rates, HomeAmerican makes commitments to originate (buy) and sell loans and mortgage-backed securities. At December 31, 2001, commitments by HomeAmerican to originate mortgage loans totaled $38,353,000 at market rates of interest. At December 31, 2001, unexpired short-term forward commitments to sell loans totaled $155,854,000 at market rates of interest.

     MDC leases office space, equipment and certain of its model show homes under non-cancelable operating leases. Future minimum rental payments for leases with initial terms in excess of one year total $6,566,000 in 2002, $4,744,000 in 2003, $3,546,000 in 2004, $2,503,000 in 2005 and $1,955,000 in 2006. Rent expense under cancelable and non-cancelable leases totaled $6,758,000, $6,531,000 and $4,846,000 in 2001, 2000, and 1999, respectively.

O. Supplemental Disclosure of Cash Flow Information (in thousands)

	Year Ended December 31,

	2001	2000	1999

Cash paid during the year for
Interest	$22,881	$29,933	$17,335
Income taxes	$83,227	$89,802	$63,557
Non-cash investing and financing activities
Land purchases financed by seller	$—	$—	$1,032
Land sales financed by MDC	$—	$—	$43

P. Related Party Transactions

     MDC has transacted business with related or affiliated companies and with certain officers and directors of the Company.

     Gilbert Goldstein, P.C., a law firm of which a director of the Company is the sole shareholder, was paid legal fees of $246,000, $240,000 and $209,000 in 2001, 2000 and 1999, respectively.

     The Company utilizes in the ordinary course of business the services of a marketing and communications firm that is owned by the brother-in-law of an officer and director of the Company. Total fees paid for advertising and marketing design services were $246,000, $412,000 and $432,000, respectively, for 2001, 2000 and 1999.

     The spouse of an officer and director of the Company owns a company that provides consulting services to the Company. Total fees paid for these services were $240,000, $220,000 and $120,000, respectively, for 2001, 2000 and 1999.

     During 2001, the Company contributed 57,889 shares of MDC common stock valued at $2,000,000 to the MDC Holdings Foundation (the “Foundation”), a Delaware not-for-profit corporation that was incorporated on September 30, 2000. During 2000, the Company contributed $2,000,000 to the Foundation, consisting of 58,033 shares of MDC common stock valued at $1,900,000 and $100,000 in cash. The Foundation is a charitable organization with the primary purpose of supporting non-profit charities in communities where the Company conducts its business. Certain directors and officers of the Company are the trustees and officers of the Foundation.

Q. Summarized Quarterly Consolidated Financial Information (Unaudited)

     Unaudited summarized quarterly consolidated financial information for the two years ended December 31, 2001 is as follows (in thousands, except per share amounts). Weighted-average shares outstanding and earnings per share have been adjusted for the effects of the 10% stock dividends distributed on February 16, 2001 and December 28, 2001.

	Quarter

	Fourth	Third	Second	First

2001
Revenues	$676,605	$521,312	$508,235	$419,722

Net income	$47,064	$40,525	$38,843	$29,283

Earnings Per Share
Basic	$1.77	$1.52	$1.47	$1.13

Diluted	$1.73	$1.48	$1.42	$1.09

Weighted-Average Shares Outstanding
Basic	26,562	26,654	26,468	25,933

Diluted	27,226	27,370	27,316	26,938

2000
Revenues	$538,501	$446,239	$419,647	$347,158

Net income	$39,213	$34,260	$28,809	$21,021

Earnings Per Share
Basic	$1.54	$1.34	$1.11	$0.79

Diluted	$1.49	$1.30	$1.09	$0.78

Weighted-Average Shares Outstanding
Basic	25,538	25,627	25,987	26,753

Diluted	26,364	26,257	26,404	27,046

R. Supplemental Guarantor Information

     The Senior Notes are unconditionally guaranteed on an unsecured basis, jointly and severally, by Richmond American Homes of California, Inc., Richmond American Homes of Maryland, Inc., Richmond American Homes of Nevada, Inc., Richmond American Homes of Virginia, Inc., Richmond American Homes of Arizona, Inc. and Richmond American Homes of Colorado, Inc. (collectively, the “Guarantor Subsidiaries”). Non-guarantor subsidiaries primarily consist of HomeAmerican, American Home Title and Escrow Company, American Home Insurance Agency, Inc. and Lion Insurance Company (collectively, the “Non-Guarantor Subsidiaries”). The Company has determined that separate, full financial statements of the Guarantor Subsidiaries would not be material to investors and, accordingly, supplemental financial information for the Guarantor Subsidiaries is presented.

M.D.C. Holdings, Inc.
Supplemental Combining Balance Sheet
December 31, 2001
(In thousands)

			Non-
		Guarantor	Guarantor	Eliminating
	MDC	Subsidiaries	Subsidiaries	Entries	Total

ASSETS
Corporate
Cash and cash equivalents	$31,322	$—	$—	$—	$31,322
Investments in and advances to parent and subsidiaries	330,944	465	(1,951)	(329,458)	—
Other assets	42,869	—	(521)	—	42,348

	405,135	465	(2,472)	(329,458)	73,670

Homebuilding
Cash and cash equivalents	—	4,352	408	—	4,760
Home sales and other accounts receivable	—	3,744	169	(1,292)	2,621
Inventories, net
Housing completed or under construction	—	456,752	—	—	456,752
Land and land under development	—	441,004	9,498	—	450,502
Other assets	—	32,063	17,481	—	49,544

	—	937,915	27,556	(1,292)	964,179

Financial Services	—	—	153,107	—	153,107

Total Assets	$405,135	$938,380	$178,191	$(330,750)	$1,190,956

LIABILITIES
Corporate
Accounts payable and accrued expenses	$60,684	$—	$443	$8	$61,135
Advances and notes payable — Parent and subsidiaries	(375,290)	358,751	16,539	—	—
Income taxes payable	(100,585)	102,494	8,044	—	9,953
Senior notes, net	174,503	—	—	—	174,503

	(240,688)	461,245	25,026	8	245,591

Homebuilding
Accounts payable and accrued expenses	—	168,247	6,708	—	174,955
Line of credit	—	—	—	—	—

	—	168,247	6,708	—	174,955

Financial Services	—	—	117,878	(1,299)	116,579

Total Liabilities	(240,688)	629,492	149,612	(1,291)	537,125

STOCKHOLDERS’ EQUITY	645,823	308,888	28,579	(329,459)	653,831

Total Liabilities and Stockholders’ Equity	$405,135	$938,380	$178,191	$(330,750)	$1,190,956

M.D.C. Holdings, Inc.
Supplemental Combining Balance Sheet
December 31, 2000
(In thousands)

			Non-
		Guarantor	Guarantor	Eliminating
	MDC	Subsidiaries	Subsidiaries	Entries	Total

ASSETS
Corporate
Cash and cash equivalents	$8,411	$—	$—	$—	$8,411
Investments in and advances to parent and subsidiaries	290,493	—	533	(291,026)	—
Other assets	45,724	—	(615)	—	45,109

	344,628	—	(82)	(291,026)	53,520

Homebuilding
Cash and cash equivalents	—	4,792	473	—	5,265
Home sales and other accounts receivable	—	6,033	109	(1,429)	4,713
Inventories, net
Housing completed or under construction	—	443,512	—	—	443,512
Land and land under development	—	387,449	1,262	—	388,711
Other assets	—	32,621	19,010	—	51,631

	—	874,407	20,854	(1,429)	893,832

Financial Services	—	—	114,246	—	114,246

Total Assets	$344,628	$874,407	$135,018	$(292,455)	$1,061,598

LIABILITIES
Corporate
Accounts payable and accrued expenses	$50,578	$—	$256	$9	$50,843
Advances and notes payable - Parent and subsidiaries	(367,491)	359,376	8,115	—	—
Income taxes payable	(71,641)	78,596	2,603	—	9,558
Senior Notes, net	174,444	—	—	—	174,444

	(214,110)	437,972	10,974	9	234,845

Homebuilding
Accounts payable and accrued expenses	—	155,476	9,184	—	164,660
Lines of credit	90,000	—	—	—	90,000

	90,000	155,476	9,184	—	254,660

Financial Services	—	—	91,292	(1,429)	89,863

Total Liabilities	(124,110)	593,448	111,450	(1,420)	579,368

STOCKHOLDERS’ EQUITY	468,738	280,959	23,568	(291,035)	482,230

Total Liabilities and Stockholders’ Equity	$344,628	$874,407	$135,018	$(292,455)	$1,061,598

M.D.C. Holdings, Inc.
Supplemental Combining Statements of Income
(In thousands)
Year Ended December 31, 2001

			Non-
		Guarantor	Guarantor	Eliminating
	MDC	Subsidiaries	Subsidiaries	Entries	Total

REVENUES
Homebuilding	$—	$2,081,436	$5,136	$(228)	$2,086,344
Financial Services	—	—	38,566	—	38,566
Corporate	917	—	47	—	964
Equity in earnings of subsidiaries	174,402	—	—	(174,402)	—

Total Revenues	175,319	2,081,436	43,749	(174,630)	2,125,874

COSTS AND EXPENSES
Homebuilding	529	1,821,621	437	(15,510)	1,807,077
Financial Services	—	—	17,450	—	17,450
Corporate general and administrative	45,960	—	—	—	45,960
Corporate and homebuilding interest	(15,510)	—	—	15,510	—

Total Expenses	30,979	1,821,621	17,887	—	1,870,487

Income before income taxes	144,340	259,815	25,862	(174,630)	255,387
Provision for income taxes	13,017	(102,494)	(10,195)	—	(99,672)

NET INCOME	$157,357	$157,321	$15,667	$(174,630)	$155,715

Year Ended December 31, 2000

			Non-
		Guarantor	Guarantor	Eliminating
	MDC	Subsidiaries	Subsidiaries	Entries	Total

REVENUES
Homebuilding	$—	$1,709,695	$12,052	$(188)	$1,721,559
Financial Services	—	—	28,925	—	28,925
Corporate	1,024	—	37	—	1,061
Equity in earnings of subsidiaries	139,090	—	—	(139,090)	—

Total Revenues	140,114	1,709,695	41,014	(139,278)	1,751,545

COSTS AND EXPENSES
Homebuilding	103	1,503,554	881	(10,298)	1,494,240
Financial Services	—	—	14,643	—	14,643
Corporate general and administrative	39,461	—		—	39,461
Corporate and homebuilding interest	(10,298)	—	—	10,298	—

Total Expenses	29,266	1,503,554	15,524	—	1,548,344

Income before income taxes	110,848	206,141	25,490	(139,278)	203,201
Provision for income taxes	4,786	(78,596)	(6,088)	—	(79,898)

NET INCOME	$115,634	$127,545	$19,402	$(139,278)	$123,303

M.D.C. Holdings, Inc.
Supplemental Combining Statements of Income
(In thousands)
Year Ended December 31, 1999

			Non-
		Guarantor	Guarantor	Eliminating
	MDC	Subsidiaries	Subsidiaries	Entries	Total

REVENUES
Homebuilding	$—	$1,536,609	$1,111	$(157)	$1,537,563
Financial Services	—	—	27,460	—	27,460
Corporate	2,475	—	140	—	2,615
Equity in earnings of subsidiaries	102,222	—	—	(102,222)	—

Total Revenues	104,697	1,536,609	28,711	(102,379)	1,567,638

COSTS AND EXPENSES
Homebuilding	663	1,382,513	137	(8,008)	1,375,305
Financial Services	—	—	14,291	—	14,291
Corporate general and administrative	29,589	—	—	—	29,589
Corporate and homebuilding interest	(8,008)	—	—	8,008	—

Total Expenses	22,244	1,382,513	14,428	—	1,419,185

Income before income taxes	82,453	154,096	14,283	(102,379)	148,453
Provision for income taxes	8,044	(62,023)	(5,082)	—	(59,061)

NET INCOME	$90,497	$92,073	$9,201	$(102,379)	$89,392

M.D.C. Holdings, Inc.
Supplemental Combining Statements of Cash Flows
(In thousands)
Year Ended December 31, 2001

			Non-
		Guarantor	Guarantor	Eliminating	Consolidated
	MDC	Subsidiaries	Subsidiaries	Entries	MDC

Net cash provided by (used in) operating activities	$185,732	$108,944	$(27,542)	$(173,883)	$93,251

Net cash used in investing activities	(1,386)	(1,607)	(226)	—	(3,219)

Financing Activities
Net (reduction) increase in borrowings from Parent and subsidiaries	(68,705)	(107,777)	2,599	173,883	—
Lines of credit
Advances	1,841,000	—	25,183	—	1,866,183
Principal payments	(1,931,000)	—	—	—	(1,931,000)
Dividend payments	(6,456)	—	—	—	(6,456)
Stock repurchases	(3,845)	—	—	—	(3,845)
Proceeds from exercise of stock options	7,571	—	—	—	7,571

Net cash (used in) provided by financing activities	(161,435)	(107,777)	27,782	173,883	(67,547)

Net increase (decrease) in cash and cash equivalents	22,911	(440)	14	—	22,485
Cash and cash equivalents
Beginning of year	8,411	4,792	912	—	14,115

End of year	$31,322	$4,352	$926	$—	$36,600

Year Ended December 31, 2000

			Non-
		Guarantor	Guarantor	Eliminating	Consolidated
	MDC	Subsidiaries	Subsidiaries	Entries	MDC

Net cash provided by (used in) operating activities	$108,284	$(45,214)	$12,742	$(139,269)	$(63,457)

Net cash used in investing activities	(1,633)	(1,167)	(360)	—	(3,160)

Financing Activities
Net (reduction) increase in borrowings from Parent and subsidiaries	(149,454)	46,310	(36,125)	139,269	—
Lines of credit
Advances	1,696,900	—	24,225	—	1,721,125
Principal payments	(1,646,900)	—	—	—	(1,646,900)
Dividend payments	(5,220)	—	—	—	(5,220)
Stock repurchases	(30,828)	—	—	—	(30,828)
Proceeds from exercise of stock options	3,625	—	—	—	3,625

Net cash (used in) provided by financing activities	(131,877)	46,310	(11,900)	139,269	41,802

Net increase (decrease) in cash and cash equivalents	(25,226)	(71)	482	—	(24,815)
Cash and cash equivalents
Beginning of year	33,637	4,863	430	—	38,930

End of year	$8,411	$4,792	$912	$—	$14,115

M.D.C. Holdings, Inc.
Supplemental Combining Statement of Cash Flows
(In thousands)
Year Ended December 31, 1999

			Non-
		Guarantor	Guarantor	Eliminating	Consolidated
	MDC	Subsidiaries	Subsidiaries	Entries	MDC

Net cash provided by (used in) operating activities	$110,185	$(6,009)	$(5,644)	$(102,377)	$(3,845)

Net cash provided by (used in) investing activities	(1,106)	(1,584)	812	—	(1,878)

Financing Activities
Net (reduction) increase in borrowings from Parent and subsidiaries	(92,474)	7,132	(17,035)	102,377	—
Lines of credit
Advances	1,407,700	—	21,900	—	1,429,600
Principal payments	(1,389,571)	—	—	—	(1,389,571)
Principal payments on notes payable	—	(1,898)	—	—	(1,898)
Dividend payments	(4,448)	—	—	—	(4,448)
Proceeds from exercise of stock options	891	—	—	—	891

Net cash (used in) provided by financing activities	(77,902)	5,234	4,865	102,377	34,574

Net increase (decrease) in cash and cash equivalents	31,177	(2,359)	33	—	28,851
Cash and cash equivalents
Beginning of year	2,460	7,222	397	—	10,079

End of year	$33,637	$4,863	$430	$—	$38,930

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth all expenses payable by MDC in connection with the issuance and distribution of the securities, other than underwriting discounts and commissions. MDC will bear all of such expenses. All the amounts shown are estimates, except the registration fee.

Registration Fee	$41,400
Fees and expenses of accountants	20,000
Fees and expenses of counsel to MDC	20,000
Printing and engraving	500
Blue Sky fees and expenses (including counsel)	500
Miscellaneous	1,000
Total	$83,400

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The By-Laws and Certificate of Incorporation of MDC provide for indemnification of the officers and directors of MDC to the fullest extent permitted by applicable law.

     Section 145 of the Delaware General Corporation Law provides in part that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Similar indemnity is authorized for such persons against expenses (including attorneys’ fees) actually and reasonably incurred in defense or settlement of any threatened, pending or completed action or suit by or in the right of the corporation, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and provided further (unless a court of competent jurisdiction otherwise provides) such person shall not have been adjudged liable to the corporation. Any such indemnification may be made only as authorized in each specific case upon a determination by the stockholders or disinterested directors that indemnification is proper because the indemnitee has met the applicable standard of conduct.

     Additionally, the Certificate of Incorporation of MDC eliminates in certain circumstances the monetary liability of directors for breach of their fiduciary duty as directors. This provision does not eliminate the liability of a director (i) for a breach of the director’s duty of loyalty to the respective corporation or its stockholders; (ii) for acts or omissions by the director not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for liability arising under Section 174 of the Delaware General Corporation Law (relating to the declaration of dividends and purchase or redemption of shares in violation of the Delaware General Corporation Law); or (iv) for any transaction from which the director derived an improper personal benefit.

     The By-Laws and Certificates of Incorporation of Richmond American Homes of Arizona, Inc., Richmond American Homes of Colorado, Inc. and Richmond American Construction, Inc. provide for indemnification of the officers and directors of those corporations to the fullest extent permitted by applicable law. The Bylaws and Articles of Incorporation of Richmond American Homes of California (Inland Empire), Inc., Richmond American Homes of Texas, Inc., Richmond American Homes of Utah, Inc. and Richmond American Homes of West Virginia, Inc. also provide for indemnification of the officers and directors of those corporations to the fullest extent permitted by applicable law. The limited partnership agreement of RAH of Texas, LP provides for indemnification of the partners of the partnership in connection with actions or omissions by a partner believed in good faith to be within the scope of its authority as partner, except for actions or omissions involving willful misconduct or gross negligence. The operating agreement of RAH Texas Holdings, LLC provides for indemnification of the manager and officers of the company in connection with actions or omissions by them believed in good faith to be within the scope of their authority as manager or officer, except for actions or omissions involving fraud, willful misconduct or gross negligence. The governing documents of the other Co-Registrants do not provide for the indemnification of directors or officers against any liability which they may incur in their capacities as such.

     Additionally, the Certificate of Incorporation of Richmond American Homes of Colorado, Inc. eliminates in certain circumstances the monetary liability of directors for breach of their fiduciary duty as directors. This provision does not eliminate the liability of a director (i) for a breach of the director’s duty of loyalty to the respective corporation or its stockholders; (ii) for acts or omissions by the director not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for liability arising under Section 174 of the Delaware General Corporation Law (relating to the declaration of dividends and purchase or redemption of shares in violation of the Delaware General Corporation Law); or (iv) for any transaction from which the director derived an improper personal benefit.

     The Articles of Incorporation of Richmond American Homes of California (Inland Empire), Inc., Richmond American Homes of Utah, Inc. and Richmond American Homes of West Virginia, Inc. also eliminate in certain circumstances the monetary liability of directors for breach of their fiduciary duty as directors. These provisions do not eliminate the liability of a director (i) for a breach of the director’s duty of loyalty to the respective corporation or its stockholders; (ii) for acts or omissions by the director not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for liability arising under Section 7-108-403 of the Colorado Business Corporation Act (relating to the distribution of assets in violation of the Colorado Business Corporation Act); or (iv) for any transaction from which the director derived an improper personal benefit.

     The limited partnership agreement of RAH of Texas, LP eliminates in certain circumstances the monetary liability of partners for their good faith acts or omissions or errors in judgment. This provision does not eliminate the liability of a partner for acts or omissions involving willful misconduct or gross negligence. The operating agreement of RAH Texas Holdings, LLC eliminates in certain circumstances the monetary liability of the manager of the company for its good faith acts or omissions or errors in judgment. This provision does not eliminate the liability of the manager for acts or omissions involving fraud, willful misconduct or gross negligence.

     Section 7-109-102 of the Colorado Business Corporation Act permits indemnification of a director of a Colorado corporation, in the case of a third party action, if the director (a) conducted himself in good faith, (b) reasonably believed that (i) in the case of conduct in his official capacity, his conduct was in the corporation’s best interest, or (ii) in all other cases, his conduct was not opposed to the corporation’s best interest, and (c) in the case of any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful. The section further provides for mandatory indemnification of directors and officers who are successful on the merits or otherwise in litigation. The statute limits the indemnification that a corporation may provide to its directors in two key respects. A corporation may not indemnify a director in a derivative action in which the director is held liable to the corporation, or in any proceeding in which the director is held liable on the basis of his improper receipt of a personal benefit. The statute permits a corporation to indemnify and advance litigation expenses to officers, employees and agents who are not directors to a greater extent than directors if consistent with law and provided for by the articles of incorporation, the bylaws, a resolution of directors or shareholders, or a contract between the corporation and the officer, employee or agent.

     Section 7-62-43 of the Colorado Uniform Limited Partnership Act of 1981 provides that a general partner of a limited partnership has the same rights, powers and liabilities as a general partner in a general partnership. Section 7-64-401 of the Colorado Uniform Partnership Act (1997) provides that a partnership shall indemnify a partner for liabilities incurred by the partner in the ordinary course of the business of the partnership, unless the liabilities were incurred in violation of the partner’s duties to the partnership or the other partners.

     Section 7-80-410 of the Colorado Limited Liability Company Act permits indemnification of a member or manager in respect of payments made and personal liabilities reasonably incurred by that member or manager in the ordinary and proper conduct of the company’s business or for the preservation of the company’s business or property. The statute permits a limited liability company to indemnify and advance litigation expenses to employees and agents who are not managers to a greater extent than managers if consistent with law and provided for by the articles of organization, the operating agreement, or a contract between the corporation and the employee or agent.

     Sections 13.1-697, -698, -699, -701, -702, -703 and -704 of the Virginia Stock Corporation Act (“VSCA”) provide, generally and in part, that a corporation may indemnify an individual made a party to a proceeding because he is or was a director, against liability incurred in the proceeding if he conducted himself in good faith and reasonably believed, in the case of conduct in his official capacity with the corporation, that his conduct was in its best interests, or in all other cases, that his conduct was at least not opposed to its best interests and, in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful; provided, however, that a corporation may not indemnify a director in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or in connection with any other proceeding charging improper personal benefit to him in which he was adjudged liable. Such indemnification in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection therewith. Unless limited by a corporation’s certificate of incorporation, similar indemnity with respect to expenses incurred is mandatory under the above-referenced Sections of the VSCA for a director or officer who was wholly successful on the merits or otherwise, in defense of any proceedings to which he was a party because he is or was a director or officer, as the case may be. Any such indemnification may be made only as authorized in each specific case after a determination by disinterested directors, special legal counsel or disinterested shareholders that indemnification is permissible because the indemnitee has met the applicable standard of conduct. Directors and officers may also apply for court-ordered indemnification. Pursuant to Section 13.1-704 of the VSCA, a corporation may also indemnify and advance expenses to any director, officer, employee or agent to the extent provided by the corporation’s certificate of incorporation, any by-law made by the shareholders or any resolution adopted by the shareholders, except an indemnity against willful misconduct or a knowing violation of the criminal law.

     Section 2-418 of the Maryland General Corporation Law (“MGCL”) provides, generally and in part, that a corporation may indemnify any director made a party to a proceeding by reason of the individual’s service in that capacity unless it is established that the director’s act or omission (1) was material to the matter giving rise to the proceeding; (2) was committed in bad faith; or (3) was the result of active and deliberate dishonesty; or unless it is established that the director actually received an improper personal benefit in money, property or services. In the case of a criminal proceeding, indemnity is permissible unless it is established that the director had reasonable cause to believe that the act or omission was unlawful. Indemnification may be against judgments, penalties, fines, settlements and reasonable expenses actually incurred by the director in connection with the proceeding, but if the proceeding was one by or in the right of the corporation, indemnification may not be made in respect of any proceeding in which at the director shall have been adjudged liable to the corporation or in connection with any other proceeding charging improper personal benefit to him in which he was adjudged liable. Unless limited by a corporation’s certificate of incorporation, similar indemnity with respect to expenses incurred is mandatory under Section 2-418 of the MGCL for a director or officer who was wholly successful in the defense of any proceeding referred to in the first sentence of this paragraph to which he was a party because he is or was a director or officer, as the case may be. Any such indemnification may be made only as authorized in each specific case after a determination by disinterested directors, special legal counsel or disinterested shareholders that indemnification is permissible because the indemnitee has met the applicable standard of conduct. Directors and officers may also apply for court-ordered indemnification.

     MDC has obtained directors’ and officers’ liability insurance that provides insurance coverage for certain liabilities that may be incurred by the directors and officers of MDC and the co-registrants in their capacity as such.

ITEM 16. EXHIBITS.

Exhibit No.	Description

1.1 *	Form of Underwriting Agreement.

4.2(a) +	Form of Senior Indenture by and between M.D.C. Holdings, Inc. and , as trustee.

4.2(b) +	Form of Senior Subordinated Indenture by and between M.D.C. Holdings, Inc. and , as trustee.

4.2(c) +	Form of Junior Subordinated Indenture by and between M.D.C. Holdings, Inc. and , as trustee.

5.1 +	Opinion of Holme Roberts & Owen LLP.

12.1+	Computation of ratios of earnings to fixed charges.

23.1	Consent of Ernst & Young LLP, Independent Auditors.

23.2	Consent of PricewaterhouseCoopers LLP, Independent Accountants.

23.3 +	Consent of Holme Roberts & Owen LLP (included in Exhibit 5.1)

24.1+	Powers of Attorney.

*	MDC will file any underwriting agreement that it may enter into as an exhibit to a Current Report on Form 8-K which is incorporated by reference into this registration statement.

+	Previously filed.

ITEM 17. UNDERTAKINGS.

     (a)  MDC hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(5) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (b)  MDC hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of MDC’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of MDC pursuant to any charter provision, by-law, contract, arrangement, statute, or otherwise, MDC has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by MDC of expenses incurred or paid by a director, officer or controlling person of MDC in the successful defense of any action, suit or proceeding) is asserted against MDC by such director, officer or controlling person in connection with the securities being registered, MDC will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     MDC hereby undertakes to file an application for the purpose of determining the eligibility of the applicable trustee to act under subsection (a) of Section 310 of the Trust Indenture Act of 1939 (“Act”) in accordance with the rules and regulations of the Commission under Section 305(b)(2) of the Act.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, each co-registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement or amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on the 23rd day of September, 2002.

M.D.C. HOLDINGS, INC.
RICHMOND AMERICAN HOMES OF CALIFORNIA, INC.
RICHMOND AMERICAN HOMES OF MARYLAND, INC.
RICHMOND AMERICAN HOMES OF NEVADA, INC.
RICHMOND AMERICAN HOMES OF VIRGINIA, INC.
RICHMOND AMERICAN HOMES OF ARIZONA, INC.
RICHMOND AMERICAN HOMES OF COLORADO, INC.
M.D.C. LAND CORPORATION
RAH OF TEXAS, LP
RAH TEXAS HOLDINGS, LLC
RICHMOND AMERICAN CONSTRUCTION, INC.
RICHMOND AMERICAN HOMES OF CALIFORNIA
(INLAND EMPIRE), INC.
RICHMOND AMERICAN HOMES OF TEXAS, INC.
RICHMOND AMERICAN HOMES OF UTAH, INC.
RICHMOND AMERICAN HOMES OF WEST
VIRGINIA, INC.

By: /s/ Paris G. Reece III Paris G. Reece III Authorized Officer

SIGNATURE

     Pursuant to the requirements of the Securities Act of 1933, this registration statement or amendment thereto has been signed by the following person in the capacity indicated, on the 23rd day of September, 2002.

/s/ GILBERT GOLDSTEIN Gilbert Goldstein Director of M.D.C. Holdings, Inc.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement or amendment thereto has been signed by the following persons in the capacities indicated, on the 23rd day of September, 2002.

MDC OFFICERS AND DIRECTORS

Principal Executive Officer:

/s/ * Larry A. Mizel, Chairman of the Board of Directors and Chief Executive Officer

Chief Operating Officer:

/s/ * David D. Mandarich, Director, President and Chief Operating Officer

Principal Financial and Accounting Officer:

/s/ Paris G. Reece III Paris G. Reece III, Executive Vice President, Chief Financial Officer and Principal Accounting Officer

Other Directors:

/s/ * David Blackford

/s/ * Steven J. Borick

/s/ * William B. Kemper

/s/ * Herbert T. Buchwald

CO-REGISTRANT OFFICERS AND DIRECTORS

RICHMOND AMERICAN HOMES OF CALIFORNIA, INC.
RICHMOND AMERICAN HOMES OF MARYLAND, INC.
RICHMOND AMERICAN HOMES OF NEVADA, INC.
RICHMOND AMERICAN HOMES OF VIRGINIA, INC.
RICHMOND AMERICAN CONSTRUCTION, INC.
RICHMOND AMERICAN HOMES OF CALIFORNIA
(INLAND EMPIRE), INC.
RICHMOND AMERICAN HOMES OF TEXAS, INC.
RICHMOND AMERICAN HOMES OF UTAH, INC.
RICHMOND AMERICAN HOMES OF WEST
VIRGINIA, INC.

Principal Executive, Financial and Accounting Officer:

/s/ Paris G. Reece III Paris G. Reece III, Executive Vice President, Director

RICHMOND AMERICAN HOMES OF ARIZONA, INC.

Principal Executive, Financial and Accounting Officer:

/s/ Paris G. Reece III Paris G. Reece III, Vice President, Treasurer, Director

RICHMOND AMERICAN HOMES OF COLORADO, INC.

Principal Executive Officer:

/s/ * David D. Mandarich, Chairman of the Board of Directors, President

Principal Financial and Accounting Officer:

/s/ Paris G. Reece III Paris G. Reece III, Vice President

Other Directors:

/s/ * Steven J. Borick

/s/ * Larry A. Mizel

M.D.C. LAND CORPORATION

Principal Executive, Financial and Accounting Officer:

/s/ Paris G. Reece III Paris G. Reece III, President and Director

Other Directors:

/s/ * Herbert T. Buchwald

/s/ * Michael Touff

RAH OF TEXAS, LP By: RICHMOND AMERICAN HOMES OF TEXAS, INC., its General Partner

Principal Executive, Financial and Accounting Officer:

/s/ Paris G. Reece III Paris G. Reece III, Executive Vice President, Director

RAH TEXAS HOLDINGS, LLC

Principal Executive, Financial and Accounting Officer:

/s/ Paris G. Reece III Paris G. Reece III, President and Sole Manager

* By: /s/ Michael Touff

               Michael Touff

Attorney in fact

EXHIBIT INDEX

Exhibit No.	Description

1.1 *	Form of Underwriting Agreement.

4.2(a) +	Form of Senior Indenture by and between M.D.C. Holdings, Inc. and , as trustee.

4.2(b) +	Form of Senior Subordinated Indenture by and between M.D.C. Holdings, Inc. and , as trustee.

4.2(c) +	Form of Junior Subordinated Indenture by and between M.D.C. Holdings, Inc. and , as trustee.

5.1+	Opinion of Holme Roberts & Owen LLP.

12.1+	Computation of ratios of earnings to fixed charges.

23.1	Consent of Ernst & Young LLP, Independent Auditors.

23.2	Consent of PricewaterhouseCoopers LLP, Independent Accountants.

23.3+	Consent of Holme Roberts & Owen LLP (included in Exhibit 5.1)

24.1+	Powers of Attorney.

*	MDC will file any underwriting agreement that it may enter into as an exhibit to a Current Report on Form 8-K which is incorporated by reference into this registration statement.

+	Previously filed.